UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Buckeye Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

September 22, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Buckeye Technologies Inc. to be held on Thursday, November 4, 2010 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee.

With this letter we have enclosed a copy of our Annual Report for the fiscal year ended June 30, 2010, Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card. These materials provide further information about our Annual Meeting. If you would like another copy of the Annual Report, please send your request to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, and one will be mailed to you. It is also available on our Internet website at www.bkitech.com.

At this year’s Annual Meeting, the agenda includes the election of the three directors named in the accompanying proxy statement and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the nominees for directors and FOR ratification of appointment of the independent registered public accounting firm. Members of the Board of Directors, our executive officers and representatives from our independent registered public accounting firm will be present at the Annual Meeting to answer any questions you may have.

It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person. Also, registered and most beneficial stockholders may vote by telephone or through the Internet. Instructions for using these convenient services are explained on the enclosed proxy card. Your vote is very important. I urge you to vote your proxy as soon as possible.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

John B. Crowe
Chairman and Chief Executive Officer

Your Vote Is Important

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. Registered and most beneficial stockholders may also vote via telephone or through the Internet. If you own shares in a brokerage account, your vote is even more important to us this year because of recent New York Stock Exchange Rule changes. Unlike in previous years, your broker can no longer vote your shares in proposals to elect directors unless you provide voting instructions to your broker. Therefore, it is very important that you exercise your right as a stockholder and vote on all proposals, including the election of directors.

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 4, 2010

The regular Annual Meeting of Stockholders of Buckeye Technologies Inc. will be held on Thursday, November 4, 2010 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee, for the following purposes:

1.	Election of Directors. To elect the three Class III directors named in the accompanying proxy statement to serve until the 2013 annual meeting of stockholders;

2.	Ratification of Auditors. To ratify the selection of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for fiscal year 2011; and

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only those stockholders of record at the close of business on September 10, 2010 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 40,200,575 shares of common stock were outstanding. Each share entitles the holder to one vote.

This Proxy Statement is being sent, beginning approximately September 22, 2010, to all stockholders of record at the close of business on September 10, 2010, the record date fixed by our Board of Directors. We have enclosed with this Proxy Statement a copy of our Annual Report. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not incorporated into, and should not be deemed part of, this Proxy Statement.

By Order of the Board of Directors

Sheila Jordan Cunningham
Senior Vice President,
General Counsel and Corporate Secretary

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDERS MEETING TO BE HELD ON THURSDAY, NOVEMBER 4, 2010: THIS
PROXY STATEMENT, PROXY CARD AND THE 2010 ANNUAL REPORT TO
STOCKHOLDERS ARE AVAILABLE AT THE INVESTOR RELATIONS TAB OF OUR
INTERNET WEBSITE AT WWW.BKITECH.COM.

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of Buckeye Technologies Inc. for the Annual Meeting of Stockholders to be held at 5:00 p.m., Central Time, on Thursday, November 4, 2010. A form of proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about September 22, 2010.

We refer to our company throughout this document as “we,” “us,” the “Company” or “Buckeye.” In addition, throughout this document, “2011” refers to our fiscal year ending June 30, 2011, “2010” refers to our fiscal year ended June 30, 2010, “2009” refers to our fiscal year ended June 30, 2009, and “2008” refers to our fiscal year ended June 30, 2008.

What is the date and time of the Annual Meeting?

The Annual Meeting is scheduled to be held on Thursday, November 4, 2010, 5:00 p.m., Central Time.

Where is the Annual Meeting being held?

The Annual Meeting is being held at our corporate headquarters, 1001 Tillman Street, Memphis, Tennessee.

Why am I receiving this document?

You are receiving this document because you were one of our stockholders of record on September 10, 2010, the record date for our 2010 Annual Meeting. We are sending this document and the form of proxy card to solicit your proxy to vote upon certain matters at the Annual Meeting.

What is a proxy?

It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs to prepare this document and solicit my proxy?

The Company will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our board of directors (the “Board”). In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. We may incur the fees and expenses of hiring the services of a solicitation agent in connection with this proxy solicitation to the extent we determine that engaging a solicitation agent is in the best interest of the Company.

Who may attend the Annual Meeting?

Only stockholders, their proxy holders and our invited guests may attend the meeting. If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your ownership as of September 10, 2010 so that we may verify your stockholder status and have you check in at the registration desk for the meeting. For security reasons, we also may require photo identification for admission.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Buckeye Technologies Inc. and where is it located?

We are a leading manufacturer and marketer of specialty fibers and nonwoven materials. We are headquartered in Memphis, Tennessee, USA, and currently operate facilities in the United States, Germany, Canada and Brazil. Our products are sold worldwide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors.

Where is our common stock traded?

Our common stock is traded and quoted on the New York Stock Exchange (the “NYSE”) under the symbol “BKI.”

VOTING MATTERS

What am I voting on?

You will be asked to vote on the following:

•	the election of the three directors named in this proxy statement; and

•	the ratification of the appointment of our independent registered public accounting firm for 2011.

Who is entitled to vote?

You may vote if you were the record owner of shares of our common stock at the close of business on September 10, 2010. Each share of common stock is entitled to one vote. As of September 10, 2010, there were 40,200,575 shares of our common stock outstanding. A list of our stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the Annual Meeting.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the two matters described above. Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the Company by the stockholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How do I vote?

You may choose one of the following ways to vote:

Vote by Internet: You can choose to vote your shares at any time using the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offer access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. We do not charge any separate fees for access to our Internet site. If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone: You can also vote by telephone at any time by calling the toll-free number (for residents of the United States) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by telephone, you do not need to return your proxy card.

Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then sign, date and return it to us, before the Annual Meeting, in the postage pre-paid envelope provided. We will then vote your shares as you direct.

In addition to voting by proxy, you may vote in person at the Annual Meeting. However, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by proxy even if you plan to be present at the Annual Meeting.

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your proxy card is signed but does not contain specific instructions, your proxy will be voted: “FOR” all of the directors nominated and “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011.

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you a request for directions for voting those shares. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. that offers Internet and telephone voting options.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in street name, your shares might be voted even if you do not provide the brokerage firm with voting instructions. On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter for this purpose. The proposal to elect directors is not considered a routine matter, and, therefore, your shares will not be voted on those matters unless you instruct your brokerage firm to vote in a timely manner.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Secretary at or before the Annual Meeting;

•	provide our Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting; or

•	attend the Annual Meeting and vote in person.

Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

What if I receive more than one proxy card?

Multiple proxy cards mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, and it may be reached at (800) 937-5449.

What are broker non-votes?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares. The broker, however, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may exercise discretionary voting power to vote your shares with respect to routine matters, but the broker may not exercise discretionary voting power to vote your shares with respect to “non-routine” items. In the case of non-routine items, the shares that cannot be voted by your broker would be treated as “broker non-votes.” Brokers will not have discretionary voting power with respect to the proposal to elect directors (Proposal 1) because that proposal is not a “routine” matter under applicable rules. See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?”

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A quorum exists when the holders of a majority of the 40,200,575 shares of our common stock outstanding on September 10, 2010 are present in person or by proxy at the meeting. If we do not have a quorum, we will be forced to reconvene the 2010 Annual Meeting at a future date.

What vote is required to approve each proposal?

•	Proposal 1: Elect three Class III directors.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. This means that the three director nominees with the most affirmative votes will be elected. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees. Failing to vote or voting your proxy to withhold authority for all or some of the nominees will have no impact on the election of directors.

•	Proposal 2: Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011 will be approved if the proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will reconsider its selection.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all stockholders confidential. Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a stockholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the structure of our Board?

Pursuant to Delaware law, our business, property and affairs are managed under the direction of our Board. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but it is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing reports sent to them regularly and through discussions with our executive officers.

Our Board is divided into three classes, with each class elected for a three-year term. The number of directors that constitutes the Board is fixed from time to time by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, our Board is comprised of nine directors.

How are nominees evaluated; what are the minimum qualifications?

We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and demonstrated leadership skills. We also endeavor to have a Board that represents a range of experiences in areas that are relevant to the company’s business activities.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of the Company’s business and structure. The directors’ experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in their nomination are included in their individual biographies.

•	Leadership Experience. We believe that directors with experience in significant leadership positions over a long period of time, especially chief executive officer positions, provide the Company with strategic thinking and various perspectives. These people generally possess exceptional leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management, the methods to drive change and growth and the ways to respond to changes in market conditions.

•	Finance Experience. We believe that an understanding of finance and financial reporting process is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success and developing stockholder confidence in our reporting processes that are required by the U.S. federal securities laws. We expect all of our directors to be financially literate.

•	Industry Experience. We seek to have directors with experience as executive officers, directors or in other leadership positions in the industries in which we participate.

What role does diversity play in the selection of members of the Board?

In evaluating potential candidates for Board membership, the Nominating and Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, diversity of age, gender and ethnic background and professional experience. The Board believes in a governing style that emphasizes respect for diversity in perspective and includes individuals from diverse backgrounds. The Board believes that diversity is important because various points of view contribute to a more effective, engaged Board and better decision-making processes.

Who are the nominees this year?

The Board has nominated the following three persons to serve as Class III Directors: Lewis E. Holland, Kristopher J. Matula and Virginia B. Wetherell. If elected, each nominee would hold office until the 2013 Annual Meeting of Stockholders or until his or her earlier death, resignation or removal. We anticipate that each of these nominees will be available for election, but if a situation arises in which he is unavailable, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise.

What are the backgrounds and qualifications of this year’s nominees and those directors whose terms are continuing?

Information about the three individuals nominated as directors and the continuing members of the Board is provided below.

Nominees for Election as Class III Directors (Terms expiring 2013)

Lewis E. Holland, age 67, has been a director of Buckeye since September 2005. He is also a director of Evolve Bank & Trust. Mr. Holland was President of Henry Turley Company, a real estate company specializing in development of urban communities, from 2001 until his retirement in September 2009. He previously served as Vice Chairman and Chief Financial Officer and also head of ancillary businesses at National Commerce Bancorporation from 1994 until July 2001. From 1989 to 1994, Mr. Holland was a partner with the accounting firm of Ernst & Young LLP where he managed the Memphis audit staff.

Director Qualifications:

•	Leadership Experience—President of Henry Turley Company; Vice Chairman and Chief Financial Officer of National Commerce Bancorporation; held management positions at Ernst & Young LLP

•	Financial Experience—Partner at Ernst & Young LLP; serves as the Company’s audit committee financial expert; Vice Chairman and Chief Financial Officer and also head of ancillary businesses at National Commerce Bancorporation from 1994 until July 2001; director of Evolve Bank & Trust

Kristopher J. Matula, age 48, has been a director of Buckeye since April 2007. Since July 2006 he has served as President and Chief Operating Officer of Buckeye. From October 2003 through June 2006 he served as Executive Vice President and Chief Financial Officer of Buckeye. He was Senior Vice President of several different Buckeye divisions from July 1997 to October 2003. Prior to joining Buckeye in 1994, he held various positions with Procter & Gamble and General Electric.

Director Qualifications:

•	Leadership Experience—President and Chief Operating Officer of Buckeye; Executive Vice President and Chief Financial Officer of Buckeye; Senior Vice President of several divisions of Buckeye

•	Financial Experience—Executive Vice President and Chief Financial Officer of Buckeye

•	Industry Experience—Various positions at Buckeye since 1994; intimate knowledge of the markets, customers, products, operations and employees of Buckeye’s global business

Virginia B. Wetherell, age 63, has been a director of Buckeye since May 2006. She is co-founder and a director of Florida Biomass Energy, LLC and serves as President of Wetherell Consulting, Inc. From 1991 to 1998 she served as Secretary to the Florida Department of Environmental Protection. From 1988 to 1991 she served as the Deputy Director to the Florida Department of Natural Resources. From 1982 to 1988 she served as a State Representative to the Florida House of Representatives.

Director Qualifications:

•	Leadership Experience—President of Wetherell Consulting, Inc.; co-founder and director of Florida Biomass Energy, LLC; public servant

•	Industry Experience—extensive knowledge of environmental issues through her experience as co-founder and a director of Florida Biomass Energy, LLC, Secretary to the Florida Department of Environmental Protection and Deputy Director to the Florida Department of Natural Resources

Incumbent Directors — Class I Directors (Terms expiring 2011)

George W. Bryan, age 66, has been a director of Buckeye since April 2001. Mr. Bryan served as a Senior Vice President of the Sara Lee Corporation between 1983 and 2000. Mr. Bryan is a director of Regions Financial Corp. Mr. Bryan is also a private real estate developer and President of Old Waverly Properties, LLC.

Director Qualifications:

•	Leadership Experience—Senior Vice President of Sara Lee Foods; President of Old Waverly Properties, LLC

•	Financial Experience—Serves as a director of Regions Financial Corp.

R. Howard Cannon, age 48, a private investor, has been a director of Buckeye since 1996. Mr. Cannon resigned from service as an officer of Buckeye in April 2005 to pursue other interests. From April 2003 to April 2005, he served as Senior Vice President, Wood Cellulose. Mr. Cannon was Vice President, Nonwovens Sales from August 2000 to April 2003 and was Manager, Corporate Strategy from November 1999 to August 2000. Before assuming a position with Buckeye, he was President of Dryve, Inc., a company which at one time consisted of 33 dry cleaning operations, a position he had held since 1987. He is co-trustee of the Cannon Family Trust.

Director Qualifications:

•	Leadership Experience—Senior Vice President, Wood Cellulose; Vice President, Nonwovens Sales; and Manager, Corporate Strategy at Buckeye

•	Industry Experience—Various positions at Buckeye since 1999

Katherine Buckman Gibson, age 48, has been a director of Buckeye since August 2004. Since April 2000 she has been Chairman of the Board of Bulab Holdings, Inc., the parent company of Buckman Laboratories. From May 1993 to May 2001, she served as Secretary of Buckman and as Vice President-Legal from 1994 to 2001. She currently serves as Vice Chairman of Buckman.

Director Qualifications:

•	Leadership Experience—Vice President-Legal and Vice Chairman of Buckman; Chairman of the Board of Bulab Holdings, Inc.

•	Industry Experience—substantial experience with Buckman Laboratories, the leading manufacturer of specialty chemicals for aqueous industrial systems serving the pulp and paper, water treatment and leather markets

Incumbent Directors — Class II Directors (Terms expiring 2012)

Red Cavaney, age 67, has been a director of Buckeye since 1996. Since November 2008 he has been Senior Vice President — Government Affairs of ConocoPhillips. From 1997 to October 2008 he served as President and Chief Executive Officer of the American Petroleum Institute. He was President, Chief Executive Officer and a director of the American Plastics Council from 1994 to 1997 immediately following service as President of the American Forest & Paper Association and President of its predecessor, the American Paper Institute. He is a past Chairman of the American Society of Association Executives and the American Council on Capital Formation.

Director Qualifications:

•	Leadership Experience—President and Chief Executive Officer of the American Petroleum Institute; President and Chief Executive Officer of the American Plastics Council; President of the American Forest & Paper Association; President of the American Paper Institute; Senior Vice President—Government, Public Affairs and Communications of ConocoPhillips

•	Industry Experience—Deep knowledge of our industry from positions outlined above and as a long-standing member of Buckeye’s Board

John B. Crowe, age 63, has been a director of Buckeye since August 2004. Since July 2006 he has served as Chairman of the Board and Chief Executive Officer of Buckeye. From April 2003 through June 2006 he served as President and Chief Operating Officer of Buckeye. He was Senior Vice President, Wood Cellulose from January 2001 to April 2003. He joined Buckeye in December 1997 and was Vice President, Wood Cellulose from January 1998 to January 2001. Prior to joining Buckeye, he was Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. from 1994 to 1997. He was Vice President and Site Manager of Flint River Operations, a subsidiary of the Weyerhaeuser Company from 1992 to 1994. From 1979 to 1992, he served in numerous positions with the Procter & Gamble Company. Mr. Crowe is a director of Myers Industries, Inc.

Director Qualifications:

•	Leadership Experience— Chairman of the Board and Chief Executive Officer of Buckeye; President and Chief Operating Officer of Buckeye; Senior Vice President, Wood Cellulose and Vice President, Wood Cellulose at Buckeye; Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc.; Vice President and Site Manager of Flint River Operations, a subsidiary of the Weyerhaeuser Company; military leadership Lt. Colonel USAF retired (28 years of service)

•	Industry Experience—Various positions in our industry since 1979; currently is a director of Myers Industries, Inc. and a member of Myers’ Compensation Committee and Corporate Governance and Nominating Committee, and a director of National Council for Air and Stream Improvement, Inc.

David B. Ferraro, age 72, a private investor, has been a director of Buckeye since March 1993. From April 2003 through June 2006 he served as Chairman of our Board and our Chief Executive Officer and retired from the Company in September 2006. From March 1993 to April 2003 he was President and Chief Operating Officer of Buckeye. He was Manager of Strategic Planning of The Procter & Gamble Company from 1991 through 1992. He served as President of Buckeye Cellulose Corporation, then a subsidiary of Procter & Gamble, from 1989 through 1991, as its Executive Vice President and Manager of Commercial Operations from 1987 through 1989, and as its Comptroller from 1973 through 1986.

Director Qualifications:

•	Leadership Experience— Chairman of the Board and Chief Executive Officer of Buckeye; President and Chief Operating Officer of Buckeye; Manager of Strategic Planning of The Proctor & Gamble Company; President of Buckeye Cellulose Corporation; Executive Vice President and Manager of Commercial Operations of Buckeye Cellulose Corporation

•	Industry Experience—Various positions in our industry since 1973

How are our directors compensated?

Board Fees

Directors who are employees of Buckeye are not entitled to receive any fees for serving as directors. Directors who are not our employees receive the following annual director and committee fees, for which cash components are payable in equal quarterly installments:

Types of Compensation	Amount
Board Retainer

$40,000 cash annually and restricted stock having a value of $30,000 as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period

Board Meeting Fees	None
Committee Meeting Fees

None if committee meeting is held in conjunction with regularly scheduled quarterly board meeting;
$1,000 per meeting when meeting is not held in conjunction with regularly scheduled quarterly board meeting (effective October 16, 2007)

Service Fees:
Presiding Director	$5,000 annually (effective August 8, 2007)
Audit Committee Chair	$10,000 annually
Audit Committee Member	$5,000 annually
Other Committee Chair	$5,000 annually
Other Committee Member	$2,500 annually

Deferred Compensation Plan for Non-Employee Directors

Prior to October 16, 2007, non-employee directors could elect to receive payment of all or a portion of their directors’ fees in shares of the Company’s common stock pursuant to Buckeye’s Deferred Compensation Plan for Non-Employee Directors. The Deferred Compensation Plan for Non-Employee Directors was terminated October 16, 2007. Prior to termination of that plan, only one director had an interest in an account under this deferred compensation plan.

Under the Deferred Compensation Plan for Non-Employee Directors each non-employee director also had the opportunity to defer voluntarily receipt of his or her director’s fees pursuant to the plan into either an interest bearing account or a common stock unit account. Amounts deferred into a common stock unit account were payable in cash, in a lump sum payment or installment payments, in an amount equal to the number of shares of common stock that could have been purchased on the open market at the time of the deferral multiplied by the fair market value of the common stock at the time of distribution.

Amended and Restated Formula Plan for Non-Employee Directors

Prior to May 15, 2006, non-employee directors received (i) an initial grant of an option to purchase 10,000 shares of common stock upon election or appointment to the Board if not appointed or elected at an annual meeting, and (ii) a grant of an option to purchase 10,000 shares of common stock on the date of each annual meeting at which the director was newly elected, re-elected or continued to serve on the Board. The Amended and Restated Formula Plan for Non-Employee Directors (“Formula Plan”), under which these options were granted, expired on May 15, 2006, and no additional options may be granted under the Formula Plan.

Pursuant to the Formula Plan, options were granted with an exercise price equal to the fair market value of the common stock on the date of grant. Under the Formula Plan, each option issued on the date of an annual meeting became fully exercisable on the first anniversary of its issuance or the next regularly scheduled annual meeting of stockholders, whichever occurred first. Each option issued on a date other than the date of an annual meeting of stockholders became fully exercisable on the first anniversary of its issuance. Upon the termination of a non-employee director’s tenure as a result of death or disability, all unvested options granted pursuant to the Formula Plan will vest and remain exercisable for one year. Upon the termination of a non-employee director’s tenure for any other reason, all unvested options will expire immediately and vested options will expire 90 days after the date of termination.

Effective August 8, 2006, to replace the benefits that had been granted under the Formula Plan, the Non-Employee Directors Compensation Committee elected to grant each director additional cash compensation in the amount of $20,000 (i) at the time the director is appointed or elected to the Board if not appointed or elected at an annual meeting and (ii) at each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Board encouraged each director to invest this component of compensation in Buckeye’s common stock. Upon the approval of the 2007 Omnibus Incentive Compensation Plan at the 2007 Annual Meeting, awards of stock options and restricted stock again became available for grant to the non-employee directors and the practice of paying $20,000 additional cash compensation was terminated.

Other Benefits

Our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Are there stock ownership guidelines for directors?

In April 2008, the Board adopted stock ownership guidelines for non-employee directors. The guidelines require each non-employee director to own Company stock equal to three times the director’s annual cash retainer. For the purpose of these guidelines, stock ownership includes shares over which an individual has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. Directors have five years from the later of the date the Board adopted the guidelines and the date elected or appointed to the Board to accumulate the required stock ownership. Although the guidelines are expressed as a multiple of the director’s annual cash retainer, the Board approved a policy of translating the stock ownership guidelines into a specific number of shares based on the price of our stock at a specific point in time. This provides directors with a clear and consistent stock ownership target that is not affected by the volatility of our stock price. The Board has pegged the stock ownership requirements to a stock price of $9.03, which was the price of the stock on the date of the initial grant of equity awards to employees under the 2007 Omnibus Incentive Compensation Plan. At present the stock ownership guidelines for non-employee directors expressed as a number of shares is 13,289.

Are there any family relationships between our directors and our executive officers?

There are no family relationships between or among any of our directors and executive officers.

How many votes are needed to elect directors?

The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is necessary for the election of directors (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

GOVERNANCE OF THE COMPANY

What is corporate governance and how do we implement it?

Corporate governance is a set of rules established by the Company to ensure that its directors, executive officers and employees conduct the Company’s business in a legal, impartial and ethical manner. Our Board has a strong commitment to sound and effective corporate governance practices. The Company’s management and our Board have reviewed and continue to monitor our corporate governance practices in light of Delaware corporate law, U.S. federal securities laws and the listing requirements of the NYSE.

What documents establish and implement our corporate governance practices?

The Code of Business Conduct and Ethics, Code of Ethics for Officers and Key Financial Managers, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were adopted by the Company for the purpose of increasing transparency in our governance practices as well as promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and promoting compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

The Code of Business Conduct and Ethics applies to the members of our Board, our Chief Executive Officer and our senior financial officers as well as all other officers and employees. It provides that any waiver of this code may be made only by the Board. Any waiver in favor of a director or executive officer is publicly disclosed. We disclose amendments to, and waivers from, the Code of Business Conduct and Ethics, if any, on our website, www.bkitech.com.

Where can I access the Company’s corporate governance documents?

The Company’s Code of Business Conduct and Ethics, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee may be accessed at the Investor Relations tab of our website, www.bkitech.com. In addition, any stockholder or other interested party may request, without charge, a copy of the Company’s corporate governance documents by submitting a written request for any of such materials to: Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary.

How often did the Board meet in 2010?

The Board held four meetings during 2010. Directors are expected to attend each meeting of the Board and each meeting of those Committees on which they serve. In addition to meetings, the Board and its Committees review and act upon matters through written consent procedures. All of the directors attended 75% or more of the total number of meetings of the Board and those Committees on which they served during the last fiscal year.

We adopted a policy for attendance by the Board at our stockholder annual meetings which encourages directors, if practicable and time permitting, to attend our stockholder annual meetings. Three of our directors attended the Annual Meeting of Stockholders held on November 5, 2009.

What committees have been established by the Board?

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent. The following table sets forth the current membership of the Company’s standing committees:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
George W. Bryan		X	X (Chair)
Red Cavaney	X	X (Chair)
R. Howard Cannon	X		X
Katherine Buckman Gibson	X		X
Lewis E. Holland	X (Chair)	X
Virginia B. Wetherell		X	X

Who are our independent directors?

In accordance with the NYSE’s listing requirements, the Board has evaluated each of its directors’ independence from the Company and its management based on the NYSE’s definition of “independence.” In its review of each director’s independence, the Board reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent registered public accounting firm. The Board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review of the Board and the NYSE’s definition of “independence,” the Board has determined that a majority of the Board is “independent.” The independent directors are Mr. Bryan, Mr. Cavaney, Mr. Cannon, Mr. Ferraro, Ms. Buckman Gibson, Mr. Holland and Ms. Wetherell. The Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

What is the leadership structure of the Board and why is it appropriate for Buckeye?

Our Chief Executive Officer also serves as the Chairman of the Board, and we have an independent Presiding Director with broad authority and responsibility. The Board appointed Virginia Wetherell as the Presiding Director to preside over non-management and executive sessions of the Board effective August 4, 2010, for a one year term. From August 4, 2009 through the expiration of her term on August 4, 2010, Ms. Buckman Gibson served as Presiding Director to chair meetings of the Board’s executive sessions of non-management directors. The non-management directors met in executive session at least one time during fiscal year 2010.

The Board believes that this leadership structure—a combined Chairman of the Board and Chief Executive Officer and an independent Presiding Director—is the most appropriate structure for the Company at this time. Because the Chief Executive Officer has extensive knowledge of our business, the Board has concluded that he is in the best position to lead most effectively by serving in the key position of Chairman of the Board. In addition, the Chief Executive Officer is able to act as a conduit between the Board and management to plan and execute Board meetings, to provide updates between Board meetings, as necessary, and to efficiently execute Board directives. We believe that this leadership structure reduces the potential for confusion about leadership roles and duplication of efforts. Finally, this structure allows a single person to speak for and lead the Company and the Board, while also providing for effective oversight by an independent Board through an independent Presiding Director. The Board believes that leadership of both the Board and the Company by Mr. Crowe is the best structure to lead the Company in the achievement of its goals and objectives and establishes an effective balance between effective Company leadership and appropriate oversight by non-employee directors.

What role does the Board play in the oversight of risk management?

The Board implements its risk oversight function both as a whole and through its Committees. Throughout the year, the Board and the Committees to which it has delegated responsibility conduct risk assessments and discuss identified risks and how to eliminate or mitigate such risks.

Management communicates regularly with the Board and its Committees on significant risks and how they are being managed, and directors are free to communicate directly with senior management. Management believes that the Company has developed effective internal control processes to identify and manage risks.

The Audit Committee has primary responsibility for overseeing the Company’s risk management. It oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics and compliance program. The Compensation Committee evaluates the risks associated with the Company’s compensation philosophy and programs. The Nominating and Corporate Governance Committee oversees risks associated with its areas of responsibility, including, along with the Audit Committee, the Company’s Code of Business Conduct and Ethics. In addition, the Board is routinely informed of developments at the Company that could affect the Company’s risk profile and business in general.

How can you communicate with the Board?

Stockholders and other interested parties may send communications to the Board or any Committee of the Board by writing to the Board or the Committee at Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will distribute all stockholder and other interested party communications to the intended recipients and/or distribute to the entire Board, as appropriate.

In addition, stockholders and other interested parties may also contact the Presiding Director or the non-management directors as a group by writing to the Presiding Director, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will forward all stockholder and other interested party communications to the Presiding Director who will review and distribute, if addressed to the non-management directors, all stockholder and other interested party communications to the non-management directors as a group.

What are our complaint procedures?

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” Alternatively, complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by our employees confidentially and anonymously by sending them to Chair, Audit Committee, Buckeye Technologies Inc., P.O. Box 22471, Memphis, TN 38122-9998.

What are the responsibilities of the Audit Committee?

The Audit Committee for fiscal year 2011 consists of Mr. Lewis E. Holland (Chairman), Mr. Red Cavaney, Mr. R. Howard Cannon and Ms. Katherine Buckman Gibson, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Our Board has determined that Mr. Holland is an “audit committee financial expert” as such term is defined in the rules of the Securities and Exchange Commission, or the “SEC.”

The Audit Committee met five times during fiscal year 2010. A copy of the Audit Committee charter is available to our stockholders and other interested parties at the Investor Relations tab on our website at www.bkitech.com and is also available in print to any stockholder or other interested party who makes a request to our Corporate Secretary. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The Audit Committee has the authority and responsibility to:

•	hire one or more independent registered public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control);

•	discuss with the independent registered public accounting firm the results of the annual audit and quarterly reviews;

•	conduct periodic independent reviews of the systems of accounting (including systems of internal control);

•	make reports periodically to the Board with respect to its findings; and

•	undertake other activities described more fully in the section called “Report of the Audit Committee of the Board.”

What are the responsibilities of the Compensation Committee?

The Compensation Committee for fiscal year 2011 consists of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Each member of the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee met six times during fiscal year 2010. Our Board adopted a written charter for our Compensation Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to our Corporate Secretary.

The Compensation Committee’s responsibilities include:

•	determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives as well as evaluating the risk associated with the compensation and benefit plans;

•	reviewing and recommending to the entire Board the compensation for Board members;

•	administering our stock plans and other incentive compensation plans; and

•	other matters that the Board specifically delegates to the Compensation Committee from time to time.

The responsibilities of the Compensation Committee are described in more detail in the section called “Compensation Discussion and Analysis.”

During 2010, the Compensation Committee retained Mercer (U.S.) Inc. to provide information and recommendations on various issues, including long-term incentive compensation. During fiscal 2010, the Company’s Chief Executive Officer, along with other members of management, provided recommendations to, and participated in portions of the Compensation Committee’s meetings with respect to the compensation to be received by persons other than themselves.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee for fiscal year 2011 consists of Mr. George W. Bryan (Chairman), Mr. R. Howard Cannon, Ms. Katherine Buckman Gibson and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE.

The Nominating and Corporate Governance Committee met four times during fiscal year 2010. Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.

The Nominating and Corporate Governance Committee has the authority and responsibility to:

•	assist the Board by actively identifying individuals qualified to become Board members;

•	recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to the Board, as appropriate;

•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	lead the Board and each committee of the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; and

•	develop and recommend to the Board and administer the Corporate Governance Guidelines of Buckeye.

When evaluating director candidates, the Committee considers several factors, including the individual’s character, judgment, ethics, integrity, familiarity with our business and whether his or her experience and skills are complementary to our Board and business. Generally, candidates have significant leadership, industry and finance experience. The Committee will also consider the candidate’s willingness to devote a sufficient amount of time to perform his or her duties as a director effectively and other relevant factors it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

During the fiscal year ended June 30, 2010, the Committee did not engage any third party to assist it in identifying or evaluating nominees for election to the Board.

The Committee will consider nominees to the Board recommended by stockholders if stockholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to the Secretary of the Company. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Securities Exchange Act of 1934, and certain other information, including the name and address of the stockholder delivering the notice as it appears on the stock records of the Company, the number and class of shares held of record by such stockholder, information about derivative securities holdings of such stockholder, any arrangement or understanding pursuant to which such stockholder has a right to vote or has granted a right to vote any shares of the Company’s stock, whether such stockholder has a short interest in any of the Company’s securities, whether such stockholder is entitled to a fee based on the value of the Company’s securities, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate such nominee, and a certification that such stockholder has complied with all applicable federal, state and other legal requirements in connection with such stockholder’s acquisition of the Company’s securities and such stockholder’s acts or omissions as a stockholder of the Company. The foregoing summary does not include all requirements a stockholder must satisfy in order to nominate a candidate to the Board. Stockholders of the Company who wish to recommend a nominee to the Board should read carefully the Company’s Bylaws, which are available at the Investor Relations tab of our website at www.bkitech.com.

In order to be eligible to be a nominee for election as a director of the Company by a stockholder, such potential nominee must deliver to the Secretary of the Company a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on the Board, and would be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Stockholder nominations must be submitted in accordance with the deadlines set forth under the caption “STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING” located on page 50 of this proxy statement. Stockholder nominations should be sent to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

Where can I find information on Buckeye’s other executive officers?

For additional information on Buckeye’s executive officers, please refer to the “Executive Officers of the Registrant” section of our annual report on Form 10-K for the fiscal year ended June 30, 2010, which was filed with the SEC on September 2, 2010.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Has the Audit Committee selected our independent registered public accounting firm for fiscal year 2011?

The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm, to audit and certify our financial statements for the fiscal year ending June 30, 2011. In making the decision to reappoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Ernst & Young LLP is incompatible with maintaining that firm’s independence.

Is stockholder approval required for the appointment of the independent registered public accounting firm for 2011?

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board. However, the Audit Committee and the Board may, in their discretion, still appoint Ernst & Young LLP.

Will representatives of Ernst & Young LLP attend the Annual Meeting?

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

What fees were paid to our independent registered public accounting firm in 2010 and 2009?

During fiscal year 2010, Ernst & Young LLP not only acted as the independent registered public accounting firm for Buckeye and our subsidiaries (work related to auditing the annual financial statements for fiscal year 2010 and reviewing the financial statements included in our Forms 10-Q) but also rendered other services on our behalf, including tax-related services.

The Audit Committee has the sole authority to pre-approve any non-audit services to be provided by the independent registered public accounting firm. The Audit Committee approved 100% of the services reflected in the table below under audit fees and tax fees. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services related to the two most recent fiscal years and for other services billed in the two most recent fiscal years.

Type of Service	2010	2009
Audit Fees (1)	$1,077,394	$1,280,871
Audit Related Fees (2)	$144,189	–0–
Tax Fees (3)	$410,495	277,433
Total	$1,632,078	$1,558,304

(1)	Comprised of fees associated with the annual audit of Buckeye’s financial statements, audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of Buckeye’s quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Comprised of fees and expenses for consulting services.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

Has the Audit Committee determined Ernst & Young LLP’s independence from the Company?

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP and determined that the provision of such services had no effect on Ernst & Young LLP’s independence from the Company.

How does the Audit Committee pre-approve services provided by the independent registered public accounting firm?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm is required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and all fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

How many votes are needed to ratify the appointment of our independent registered public accounting firm for 2011?

Approval of the proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Stockholders (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee for fiscal year 2010 consisted of the following directors:

Director
Mr. Red Cavaney
Mr. R. Howard Cannon (effective May 1, 2010)
Ms. Katherine Buckman Gibson
Mr. Lewis E. Holland (Chair)

All four directors who served on the Audit Committee in the 2010 fiscal year met the independence, financial literacy and qualification standards required by the NYSE. The Board determined that Mr. Holland is an “audit committee financial expert,” as defined by SEC rules, for fiscal year 2010. The Audit Committee operates in accordance with its written charter, which was most recently revised in August 2004. A copy of this charter is available on our website at www.bkitech.com.

The Audit Committee monitors and reviews the performance of the independent registered public accounting firm and the quality and integrity of Buckeye’s internal accounting, auditing and financial reporting practices.

The Audit Committee has obtained from the independent registered public accounting firm, Ernst & Young LLP, a formal written statement describing all relationships between the auditors and Buckeye that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee also has discussed with the auditors any relationships that may affect their objectivity and independence, and it has considered Buckeye’s payment of fees to the auditors. The Audit Committee confirms that the registered public accounting firm is independent of Buckeye.

The Audit Committee has reviewed and discussed with management Buckeye’s audited financial statements for the year ended June 30, 2010. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), and with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of Buckeye’s financial statements. The Audit Committee also has discussed with the independent registered public accounting firm its evaluation of Buckeye’s internal controls and the overall quality of Buckeye’s financial reporting.

Based upon the results of the inquiries and actions discussed above, in reliance upon management and Ernst & Young LLP, and subject to the limitations of its role, the Audit Committee recommended to the Board that Buckeye’s audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2010, for filing with the SEC. The Audit Committee has also recommended the reappointment, subject to stockholder ratification, of the independent registered public accounting firm, Ernst & Young LLP.

Audit Committee
Lewis E. Holland, Chairman
Red Cavaney
R. Howard Cannon
Katherine Buckman Gibson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of September 10, 2010 by (A) each person known to own more than 5% of the Company’s shares; (B) each director of the Company and each of the Named Executive Officers, as defined in “Compensation Discussion and Analysis” below; and (C) all directors and executive officers of the Company as a group.

	Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
(A)	BlackRock, Inc. (2) 40 East 52nd Street New York, New York 10022	3,975,622	9.9%

	Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,220,533	8.0%

	FMR LLC (4) 82 Devonshire Street Boston, Massachusetts 02109	2,622,242	6.5%

	NewSouth Capital Management, Inc. (5) 1100 Ridgeway Loop Road, Suite 444 Memphis, Tennessee 38120	2,609,227	6.5%

	The Vanguard Group, Inc. (6) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,075,320	5.2%

(B)	Charles S. Aiken (7)	119,822	*
	George W. Bryan (8)	79,014	*
	R. Howard Cannon (9)	381,094	*
	Red Cavaney (10)	81,014	*
	John B. Crowe (11)	548,739	1.4%
	Steven G. Dean (12)	91,684	*
	David B. Ferraro (13)	231,532	*
	Katherine Buckman Gibson (14)	46,014	*
	Lewis E. Holland (15)	51,014	*
	Paul N. Horne (16)	148,326	*
	Kristopher J. Matula (17)	253,796	*
	Virginia B. Wetherell (18)	21,014	*

(C)	All Directors and Executive Officers as a group (15 persons) (19)	2,340,949	5.7%

*	Less than 1% of the issued and outstanding shares of our common stock.

(1)	Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 40,200,575 shares issued and outstanding as of September 10, 2010. Options to purchase an aggregate of 675,769 shares are exercisable or become exercisable within 60 days of September 10, 2010. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Represents 3,975,622 shares beneficially owned by BlackRock, Inc., which constitutes more than 5% of our common stock. On December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors (“BGI”) from Barclays Bank PLC. As a result, BGI entities are now included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on August 9, 2010.

(3)	Dimensional Fund Advisors LP filed a Schedule 13G/A with the SEC on February 8, 2010, reporting that it had the sole power to dispose of or direct the disposition of 3,220,533 shares, which constitutes more than 5% of our common stock.

(4)	FMR LLC filed a Schedule 13G with the SEC on July 21, 2010, reporting that it had the sole power to vote or direct the vote of 2,622,242 shares beneficially owned by its wholly-owned subsidiary, Fidelity Management Trust Company (“FMTC”), as a result of FMTC’s serving as Trustee of the Buckeye Technologies Retirement Plan, which constitutes more than 5% of our common stock.

(5)	NewSouth Capital Management, Inc. filed a Schedule 13G/A with the SEC on February 12, 2010, reporting that it had the sole power to dispose of or direct the disposition of 2,609,227 shares, which constitutes more than 5% of our common stock.

(6)	The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 8, 2010, reporting that it had the sole power to dispose of or direct the disposition of 2,012,438 shares and the shared power to dispose of or direct the disposition of 62,882 shares beneficially owned by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, which constitutes more than 5% of our common stock.

(7)	Includes 22,406 shares of restricted stock issued pursuant to our Restricted Stock Plan; 7,738 performance shares; 13,425 shares issuable upon the exercise of options; and 18,331 shares of restricted stock issued pursuant to our 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”).

(8)	Includes 60,000 shares issuable upon the exercise of options granted under our stock plan for non-employee directors; and 7,857 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(9)	Includes 10,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 7,857 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(10)	Includes 60,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 7,857 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(11)	Includes 22,641 shares held in our 401(k) and retirement plans; 77,787 shares of restricted stock issued pursuant to our Restricted Stock Plan; 40,179 performance shares; 207,713 shares issuable upon the exercise of options; and 96,117 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(12)	Includes 7,066 shares held in our 401(k) and retirement plans; 6,784 shares of restricted stock issued pursuant to our Restricted Stock Plan; 8,095 performance shares; 34,783 shares issuable upon the exercise of options; and 16,970 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(13)	Includes 7,857 shares of restricted stock issued pursuant to our 2007 Omnibus Plan. 64,221 shares are pledged as security.

(14)	Includes 30,000 shares issuable upon exercise of options granted under our stock plan for non-employee directors; and 7,857 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(15)	Includes 20,000 shares issuable upon exercise of options granted under our stock option plan for non-employee directors; and 7,857 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(16)	Includes 1,801 shares held in our 401(k) and retirement plans; 25,278 shares of restricted stock issued pursuant to our Restricted Stock Plan; 8,333 performance shares; and 19,741 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(17)	Includes 16,764 shares held in our 401(k) and retirement plans; 38,563 shares of restricted stock issued pursuant to our Restricted Stock Plan; 16,250 performance shares; 87,893 shares issuable upon the exercise of options; and 38,497 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(18)	Includes 10,000 shares issuable upon exercise of options granted under our stock option plan for non-employee directors; and 7,857 shares of restricted stock issuable under our 2007 Omnibus Plan.

(19)	Includes an aggregate of 61,470 shares held in our 401(k) and retirement plans; 208,447 shares of restricted stock issued pursuant to our Restricted Stock Plan; 101,191 performance shares; 675,769 shares issuable upon exercise of options granted under the stock option plan for non-employee directors and our other stock option plans; and 293,211 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

COMPENSATION DISCUSSION AND ANALYSIS

What is the purpose of Compensation Discussion and Analysis?

This portion of the proxy statement, called Compensation Discussion and Analysis or “CD&A” has been prepared in order to provide a summary of the process by which Buckeye established the compensation for its executive officers during 2010. It is meant to give stockholders insight into how our executive compensation programs work, including why we pay what we do and when we pay it. It is meant to help you understand how we design our pay packages and should be read in conjunction with the detailed executive compensation tables that immediately follow this CD&A and the related Compensation Committee Report. If we believe it to be material, we also have indicated how our process has changed with respect to how we have established the compensation for our executive officers during 2011. We define the term “executive officers” to be the group consisting of our chief executive officer, our chief operating officer and our six senior vice presidents. For fiscal year 2010 our “Named Executive Officers” for purposes of this CD&A are those seven executives named in the Summary Compensation Table found on page 40 of this proxy statement.

Why are there more than five named executive officers in the compensation tables?

Ordinarily, the compensation tables require disclosure as to a company’s five most highly compensated executive officers (specifically including the chief executive officer and the chief financial officer regardless of compensation level) who were serving as of the end of the fiscal year. In addition, SEC regulations require disclosure of the compensation of up to two additional individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers at the end of the last completed fiscal year — i.e., their employment was terminated during but before the end of the fiscal year. Because determination of who is included in a company’s compensation tables is based upon total compensation, which includes amounts paid as severance benefits, persons receiving severance benefits could have total compensation in excess of the other five executives for whom disclosure is required. Accordingly, such executives (up to two persons) also are required to be included in the tables. During 2010, two executives, William M. Handel, who retired from the Company after 36 years of service, and Jeffery T. Cook, left Buckeye’s employment during the fiscal year and received severance payments that caused their total compensation to be such that they were required to be included in the compensation tables.

How were the amounts paid as severance to Messrs. Handel and Cook determined?

Although we have no formal, written severance plan that applies to our executive officers, we do have a practice of paying severance to our executive officers. Generally, we pay our executive officers one week of their base salaries for each year of service, with a minimum of two months’ pay and a maximum of six months’ pay, as a result of termination of their employment by the Company other than for “cause.” During the recent recession, we paid an additional six months’ severance payment to certain employees whose jobs were terminated or eliminated. See “COMPENSATION DISCUSSION AND ANALYSIS—Severance and Change in Control Agreements” on page 33 of this proxy statement.

Consistent with this practice, we paid Messrs. Handel and Cook severance payments of $285,000 and $208,269, respectively, which payments represent one week of base salary for each year of service plus six months’ base salary. In addition, Messrs. Handel and Cook received restricted stock and shares of stock pursuant to stock options with respect to which vesting occurred prior to their employment termination date of April 30, 2010, but all unvested restricted stock and stock options lapsed on April 30, 2010. Accordingly, each of Messrs. Handel and Cook received 4,190 shares of restricted stock which vested on April 28, 2010 and 2,209 shares of restricted stock which vested on April 29, 2010. Messrs. Handel and Cook each also received stock options granted pursuant to the 2007 Omnibus Plan, pursuant to which 4,190 shares vested on April 28, 2010 with an exercise price of $4.04 and 3,791 shares vested on April 29, 2010 with an exercise price of $9.03.

What does the Compensation Committee do?

The Compensation Committee’s functions and members are described on page 15 of this proxy statement. The Compensation Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers. The Compensation Committee’s Charter is posted on our corporate website (www.bkitech.com). The Compensation Committee meets as necessary to enable it to fulfill its responsibilities. The Chairperson of the Compensation Committee is responsible for leadership of the Compensation Committee, presiding over its meetings, making committee assignments and reporting the Compensation Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board. The Chairperson, with the assistance of management, also sets the agenda for Compensation Committee meetings.

Among other things, the Compensation Committee may conduct or authorize studies of matters within its scope of responsibilities and may retain, at the Company’s expense, independent counsel or other consultants necessary to assist the Compensation Committee in any such studies.

Do you use a compensation consultant?

Yes — to assist the Compensation Committee in assessing the market competitiveness of our compensation program and establishing executive compensation for 2010 and 2011, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), which is a nationally recognized compensation consulting firm and wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to compile market data and business performance statistics of comparable companies for Compensation Committee comparison and review, assist in establishing a peer group of companies, summarize trends and developments affecting executive compensation, provide guidance on compensation structure as well as levels of compensation for our senior executives and the Board, and review equity grant practices and other topics as requested by the Compensation Committee.

Prior to 2009, the Compensation Committee traditionally engaged Mercer to conduct a comprehensive executive compensation study every two years. Beginning in 2010, the Compensation Committee elected to have Mercer conduct a comprehensive executive compensation study on an annual basis; the most recent Mercer study was completed in May 2010. Mercer reports directly to the Compensation Committee, which directs its work, and Mercer regularly participates in Compensation Committee meetings. The Compensation Committee has the sole authority to establish the nature and scope of Mercer’s engagement, to approve Mercer’s fees and to terminate Mercer’s engagement. During fiscal 2010, Mercer and its MMC affiliates were retained by management to provide services unrelated to executive compensation, including insurance brokerage services, broad based employee compensation consulting, and consulting services relating to our health and benefits programs. The aggregate fees billed by Mercer for executive compensation services were $70,000. The aggregate fees billed by Mercer and its MMC affiliates for other services in fiscal 2010 were $185,000. The Compensation Committee did not review or approve the other services provided to us by Mercer and its MMC affiliates, as those services were approved by management in the normal course of business. We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for our Compensation Committee is separate from, and is not determined by reference to, Mercer’s or MMC’s other lines of business and their other work for us. The Compensation Committee considers these separate reporting relationships and compensation structures, and the other policies and procedures implemented by Mercer, to be adequate to ensure that Mercer’s advice to the Compensation Committee is independent and objective and not influenced by the other relationships that the company has with Mercer and its MMC affiliates All of the decisions with respect to determining the amount or form of compensation for the Company’s executive officers are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer.

Does the Compensation Committee benchmark using a peer group of companies?

Yes — the Compensation Committee uses a peer group to evaluate the targeted compensation levels and types of reward programs offered to our executive officers against those of companies in a peer group recommended by Mercer and approved by our Compensation Committee. The selection of a peer group generally is driven by selecting organizations that:

•	are similar to Buckeye in terms of size (i.e., revenue, net income, market capitalization), industry and/or global presence; and

•	have executive officer positions that are comparable to Buckeye in terms of breadth, complexity and scope of responsibilities.

The peer group approved and used by the Compensation Committee during 2010 was comprised of the following publicly traded companies, most of which are in the pulp and paper industry: Aep Industries, Inc., Cellu Tissue Holdings, Inc., Clearwater Paper Corp., Fuller (H.B.) Co., P. H. Glatfelter Company, KapStone Paper & Packaging Corporation, Louisiana-Pacific Corp., Neenah Paper Inc., Omnova Solutions Inc., Packaging Corporation of America, Rayonier Inc., Schweitzer-Mauduit International, Inc., Tredegar Corporation, and Wausau Paper Corp.

Management and the Compensation Committee, with Mercer’s assistance, regularly evaluate the marketplace to ensure that our compensation programs remain competitive. Data from published compensation surveys are used generally to assess the competitiveness and the reasonableness of awards. To the extent that the Compensation Committee “benchmarks” compensation, it relies only on comparisons to our peer group. The Compensation Committee, however, does not believe that compensation levels and design should be based exclusively on benchmarking and, therefore, considers various business factors and committee members’ own experiences. For example, the Compensation Committee periodically considers a broad-based third-party survey for a more general purpose, such as to obtain a general understanding of current compensation practices.

What is Buckeye’s compensation philosophy?

In simple terms — our primary compensation philosophy is to offer a competitive compensation program that attracts, retains and rewards executive officers who contribute to Buckeye’s long-term success and increased stockholder value. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our financial and operational goals and shareholder value creation. The ultimate objective of our executive compensation program is to attract and retain executive talent who possess the appropriate combination of functional, general management skills and strong leadership capability that are vital to the achievement of our strategic goals. We generally reward executives for near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the interests of executives with those of our stockholders and encourage them to remain with the Company for long and productive careers.

Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. We use a combination of cash and equity compensation and benefits to compensate and reward our executive officers: base salary, annual performance-based incentive compensation and long-term equity-based incentive compensation in the form of stock options, restricted stock and performance shares, all of which are described in greater detail below. The Compensation Committee believes it utilizes elements of compensation that create appropriate flexibility and help focus and reward executives for both near-term and long-term performance while aligning the interests of executive officers with the interests of our stockholders.

What are the components of Buckeye’s executive compensation program?

Our executive compensation program consists of the following key components:

•	base salary,
•	annual performance-based incentive compensation,
•	long-term equity-based incentives, consisting of stock options, restricted stock and performance shares,
•	health and welfare benefits,
•	severance and change in control benefits, and
•	retirement benefits.

Why do we pay each element of executive compensation?

The following table provides additional information on our reasons for providing the various elements of executive compensation.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Skills, experience, competence, performance, responsibility, seniority, leadership and contribution to the Company	Provide fixed compensation for daily responsibilities
Annual Incentive Compensation	Rewards annual achievement of specific business performance targets	Focus attention on meeting annual performance targets and our near-term success Provide additional cash compensation and incentives based on our annual performance
Long-Term Incentives
Restricted Stock
Appreciation in value of shares
Continued employment with us during the three-year vesting period
Stock Options
Increase in stock price
Continued employment with the Company during the three-year vesting period
Performance Shares
Achievement of multi-year financial performance success and/or shareholder value creation
Continued employment with the Company during the three-year vesting period

Focus attention on meeting longer-term performance targets and our long-term success
Create alignment with stockholders by providing executives with an equity stake and focusing efforts on longer-term stock price appreciation and total shareholder return
Management retention in a competitive marketplace

Health and welfare benefits	Provides benefits upon death or disability; provides medical coverage	Designed to provide a level of safety and security that allows employees to focus their efforts on running the business effectively
Severance and change- in-control provisions/agreements	Provides payments and other benefits upon termination of employment	Designed to ensure that executive officers remain focused on our business during transitions
Retirement benefits	Rewards long-term continued employment with the Company	Provide customary retirement benefits

How do we determine the types and amounts of executive compensation?

Base salary and overall compensation are generally targeted to be within a competitive range of the 50th percentile of companies in our peer group, although individual variances may occur depending on an executive officer’s experience and performance, and are intended to be competitive with pay levels provided by companies in our peer group. In making pay determinations, the Compensation Committee also takes other factors into consideration, such as Company and individual performance, the specific roles, responsibilities and qualifications of each executive officer, macroeconomic conditions, and pay practices for comparably-sized companies in the broader market, as reported in executive compensation surveys published by Mercer and other firms. The Compensation

Committee believes that executive officer compensation should be aligned with our near-term and long-term business objectives and performance in order to ensure the commitment of our executive officers to our continued success. Consequently, a significant portion of executive officer annual compensation is “at risk” and depends upon Buckeye’s and each individual executive’s performance against quantitative and qualitative performance criteria established annually. To encourage each executive officer’s contribution to our long-term growth and profitability and to further enhance stockholder value and promote alignment with stockholder interests, the compensation program includes an equity-based component. In establishing the specific components of executive compensation for 2009 and 2010, the Compensation Committee based its decisions on the peer group data and recommendations provided to it by Mercer.

Base Salary

In determining base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, length of time in the position, prior experience, breadth of knowledge, competitive pay practice in the pulp and paper industry, including the peer group compensation information, and the level of competition among companies in our industry to attract and retain talented leaders.

The Compensation Committee reviews executive officers’ salaries annually at the end of the fiscal year and considers the base salaries for the upcoming fiscal year, taking into consideration market data provided by Mercer and the executives’ roles and responsibilities, performance and experience in their respective positions. In response to the economic downturn and its effect on our business, salaries for all executive officers were frozen effective January 1, 2009 and were subsequently temporarily reduced, effective April 1, 2009. Both the salary freeze and the following temporary salary reduction remained in effect through January 1, 2010. The salary reductions during that time for our executive officers were as follows: CEO (10%); COO (6.7%); Senior Vice Presidents (5%) and Vice Presidents (3.5%). The full salaries were restored effective January 1, 2010 because the Compensation Committee believed that economic conditions had moderated and that management had implemented successful cost-saving and other measures that made restoration of executive salaries appropriate.

Consistent with Mercer’s recommendation, the salary of Steven G. Dean, our Senior Vice President, Chief Financial Officer was increased in April 2010 to bring his pay in line with the peer group 50th percentile. None of the other executive officers received salary increases in fiscal 2010; however, as indicated above, effective January 1, 2010, those whose salaries had been decreased had their prior salaries restored. Following the end of the 2010 fiscal year, the salary of John B. Crowe, our Chairman and Chief Executive Officer, was increased from $675,000 to $725,000 to recognize his strong leadership and performance over the last several years. Mr. Crowe’s last salary increase was in July 2007. Also, this year, we established October 1 as the common review date for salary adjustments, so our other Named Executive Officers may receive raises or lump sum payments on October 1, 2010.

Annual Incentive Compensation

During 2010, our Annual Incentive Compensation consisted of the “All Employee Bonus” plan that allows most of our employees, including our executive officers, to earn bonuses of up to 15% of their base salary depending upon our business performance measured against specific annual targets. Executive officers and certain other employees also participate in our At-Risk Compensation, or “ARC,” Bonus Plan. The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan. ARC participants are eligible to receive a bonus (with maximum award opportunities ranging from 30% to as much as 150% of an employee’s base salary, depending on position) based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye.

Annual “All Employee Bonus” Plan

To align employees with the Company’s strategic goals and to foster an environment of Company-wide teamwork and a sense of site cohesiveness, the “All Employee Bonus” for fiscal year 2010 had two components: a Company-wide portion and a site-specific portion. Under the Company-wide component, employees were eligible to earn a bonus of up to 6% of their annual salary if we achieved a Company-wide performance target. Under the site-specific component, employees were eligible to earn an additional bonus of up to 9% of their annual salary based on achieving performance targets related to particular business objectives tailored to their specific site. Each site had a safety goal, a cash flow goal, and a quality goal pertinent to the site’s business situation, as shown in the following table:

“All Employee Bonus”
	Measure	Percentage of Annual Salary*
Company-wide Portion	Earnings before interest and taxes (EBIT)	Up to 6%

Site-Specific Portion	Safety Site Cash Flow Quality/Customer Satisfaction	Up to 3% Up to 3% Up to 3%

	Potential Total Bonus	Up to 15%

*	The cash flow incentive of one of our seven sites was up to 6% with no quality goal due to minimal off-quality production at that site.

We set challenging performance targets under our incentive compensation plans and have historically awarded a small portion of the potential bonus if the demanding performance targets were met. Thus, for a Named Executive Officer to receive the full bonus potential of 15% of salary, the challenging corporate and site impact performance targets had to be exceeded. For purposes of determining fiscal 2010 award opportunities under this and other incentive compensation plans, with the exception of Mr. Dean, the Compensation Committee used annual base salaries in effect as of the end of 2010. The Compensation Committee based Mr. Dean’s award opportunity on a prorated annual salary given that he received a salary increase on April 1, 2010.

Company-Wide Portion of “All Employee Bonus”

For 2010, the target for the Company-wide portion of the bonus of up to 6% of base salary was based on our earnings before interest and taxes (“EBIT”) adjusted to exclude certain amounts such as amortization, restructuring charges and alternative fuel mixture credits. For every dollar of adjusted EBIT over the threshold of $57 million, we contributed $0.15 to a bonus pool to be allocated among employees at a uniform percentage of each employee’s base salary, but not to exceed 6%. Based on 2010 adjusted EBIT of approximately $78.3 million, a bonus, representing 4% of the participants’ base salaries, was paid for the Company-wide portion of the “All Employee Bonus.”

Site-specific Portion of “All Employee Bonus”

The three components of the site-specific portion of the “All Employee Bonus” were adjusted cash flow, safety and a quality/customer satisfaction metric. Those targets and their level of achievement are discussed below:

Adjusted Cash Flow. To emphasize the importance of cash flow during difficult financial times, all of our Named Executive Officers had one-third of the site-specific portion of their “All Employee Bonus” opportunity based on our achieving adjusted cash flow targets. Adjusted cash flow is defined as operating cash flow minus capital expenditures. In addition, the receipt of alternative fuel mixture credits, restructuring costs, investment tax credits on prior period expenditures and a portion of the funds received from the Florida grant were excluded from adjusted cash flow for purposes of calculating this portion of the bonus because such credits represented special credits that were not factored into the originally established performance goals. If adjusted cash flow failed to reach a threshold of $20 million, no bonus would be awarded. If adjusted cash flow was $30 million, then the Named Executive Officers would receive a bonus of 1.5% of their salary. If adjusted cash flow was $45 million or more, then the Named Executive Officers would receive a bonus of 3.0% of their salary. For results in between designated performance targets, straight line interpolation is used to determine award payout levels. For 2010, our adjusted cash flow was approximately $50.6 million, above the superior performance level, and therefore the Named Executive Officers received a bonus equal to 3% of their respective salaries for the site specific portion of their “All Employee Bonus.”

Safety. All of our Named Executive Officers had 3% of the site-specific portion of their “All Employee Bonus” based on Buckeye’s achieving our safety goals as measured by total incident rate (TIR). TIR is a mathematical calculation that describes the number of recordable job-related injuries and diseases that occurred per 100 full-time employees in any given time frame. It is based on a rate of 200,000 labor hours, which equates to 100 employees, who work 40 hours per week, and who work 50 weeks per year. If Company TIR was 3.5 or higher, no bonus would be awarded. If Company TIR was less than 3.5, then the Named Executive Officers would receive a bonus for that category. If Company TIR was 2.8 or less, then the Named Executive Officers would receive a bonus of 1.5% of their salary. If Company TIR was 2.0 or less, then the Named Executive Officers would receive a bonus of 3.0% of their salary. For results in between designated performance targets, straight line interpolation is used to determine award payout levels. For 2010, Company TIR was 3.04; therefore, participants received a bonus equal to 0.99% of their respective salaries for the portion of their “All-Employee Bonus” based on safety.

Quality/Customer Satisfaction. The target for the quality portion of the “All Employee Bonus” was based on the average quality measure payout for our five largest manufacturing sites (Foley, Memphis, Steinfurt, Gaston and Delta). The quality measure for these plants was based on the number of imperfect tons produced as a percent of gross production. An imperfect ton is any material which is rejected or requires deviation/concession for the customer to accept. The quality performance was determined for each of the five sites based on each site’s percent of imperfect tons or number of imperfect tons; each site’s bonus amount was based on that site’s quality performance targets. The quality performance bonus payout of the five sites was averaged, and that average quality performance bonus payout determined the amount of bonus paid to the Named Executive Officers for the quality portion of the “All Employee Bonus.” In order for Named Executive Officers to receive any bonus for this component, the average quality payout for these sites had to be greater than 0%. If the average quality payout was 50%, Named Executive Officers would receive a bonus of 50% of that component of their “All Employee Bonus.” If the average quality payout was 100%, Named Executive Officers would receive a bonus of 100% of that component of their “All Employee Bonus.” For results in between designated performance targets, straight line interpolation is used to determine award payout levels. The average payout for our five largest manufacturing sites was 22.35% and Named Executive Officers received a bonus equal to 0.67% of their respective salaries for the portion of their “All Employee Bonus” that was based on quality.

The table below sets forth the amounts received under each-specific component of the “All Employee Bonus” by our Named Executive Officers based upon the achievement of the performance levels discussed above. These amounts also are reported in the “Non-Equity Incentive Plan Compensation (All Employee Bonus)” column of the Summary Compensation Table below.

	Amount of “All Employee Bonus” Attributable to:				Total
Name	EBIT	Cash Flow	Safety	Quality	Bonus
Mr. Crowe	$27,000	$20,250	$6,683	$4,522	$58,455
Mr. Dean	12,100	9,075	2,995	2,027	$26,197
Mr. Matula	18,200	13,650	4,505	3,048	$39,403
Mr. Horne	14,000	10,500	3,465	2,345	$30,310
Mr. Aiken	13,000	9,750	3,218	2,177	$28,145
Mr. Handel	9,500	7,125	2,352	1,591	$20,568
Mr. Cook	9,500	7,125	2,352	1,591	$20,568

At-Risk Compensation Bonus

The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan. ARC participants are eligible to receive a bonus based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye.

In prior years, two-thirds of target awards under the ARC were tied to financial or other objective goals, with the remaining one-third based on subjective measures. Beginning in fiscal year 2010, in order to align a larger portion of the ARC bonus to objective criteria, the Compensation Committee approved decreasing by 50% the portion of the ARC bonus that was based on subjective measures, so that five-sixths of the 2010 ARC bonus opportunity was based on objective financial or performance targets, and one-sixth was based on subjective performance factors.

Each executive officer’s goals and target performance levels are established based on a mix of Company-wide measures and performance measures more directly linked to the executive’s specific role and responsibilities. Management recommends to the Compensation Committee proposed measures and targets for each executive. The Compensation Committee then reviews and approves the measures and targets based on assessment of probability of attainment, market conditions and our overall performance. Fiscal year 2010 ARC performance goals and targets for executive officers were approved by the Compensation Committee at its August 3, 2009 meeting. When setting ARC goals and corresponding award opportunities, the intent is to provide for total cash compensation levels that are comparable with the market median when challenging performance goals are achieved and above the market median when goals are exceeded.

When the Compensation Committee established the 2010 ARC program, it also established various maximum bonus opportunities for different classes of officers and managers based on level of responsibility and competitive market data. The Compensation Committee also reviewed at that time the maximum ARC bonus opportunities in comparison to market data provided by Mercer. Based on Mercer’s analysis, the Compensation Committee increased the maximum ARC bonus opportunity for the Chief Executive Officer from 120% of base salary to 150% of base salary to bring his potential pay more in line with competitive practice. The Compensation Committee maintained the maximum ARC bonus opportunities at 120% of base salary for the Chief Operating Officer, 90% of base salary for Senior Vice Presidents and 60% of base salary for Vice Presidents.

The components of the objective portion of the 2010 ARC were adjusted earnings per share, adjusted cash flow, safety, a quality metric, total shareholder return, new airlaid initiative volume, and in the case of Mr. Cook, UltraFiber 500 revenue and UltraFiber 500 cash flow. We did not meet the performance target for the UltraFiber 500 cash flow component, and, accordingly, Mr. Cook did not receive a payout for this component of the ARC Bonus. The component targets and their level of achievement are discussed below:

Adjusted Earnings per Share Portion of ARC Bonus. The target for the adjusted earnings per share portion of the ARC Bonus was based on our earnings per share adjusted to exclude restructuring costs, alternative fuel mixture credits, investment tax credits on prior period expenditures and costs related to the early extinguishment of debt. In order for participants to receive any bonus for this component, adjusted earnings per share had to reach a minimum of $0.55. If adjusted earnings per share reached $0.70, participants would receive a bonus of 50% of that component of their ARC bonus. If adjusted earnings per share reached $0.90, participants would receive a bonus of 100% of that component of their ARC bonus. For this and other measures under the ARC, straight line interpolation was used to determine award payouts for results in between designated performance targets. For example, if our adjusted earnings per share reached $0.80, 75% of the applicable award opportunity for this component would be earned. Based on the initial determination of 2010 adjusted earnings per share of $0.88, participants received 95.75% of the component of their ARC bonus that was based upon adjusted earnings per share.

Cash Flow Portion of ARC Bonus. The target for the cash flow portion of the ARC Bonus was based on our adjusted cash flow, which is defined as operating cash flow minus capital expenditures. In addition, the receipt of alternative fuel mixture credits, restructuring costs, investment tax credits on prior period expenditures and a portion of the funds received from the Florida grant were excluded from adjusted cash flow for purposes of calculating this portion of the bonus because such credits represented special credits that were not factored into the originally established performance goals. In order for participants to receive any bonus for this component, adjusted cash flow had to exceed a threshold of $20 million. If our adjusted cash flow reached at least $30 million, participants would receive a bonus of 50% of that component of their ARC bonus. If adjusted cash flow reached $45 million, participants would receive a bonus of 100% of that component of their ARC bonus. Based on 2010 adjusted cash flow of $50.6 million, participants received 100% of the component of their ARC bonus that was based upon to adjusted cash flow. The receipt of alternative fuel mixture credits was excluded from adjusted cash flow for purposes of calculating this portion of the bonus.

Safety Portion of ARC Bonus. The target for the safety portion of the ARC bonus was based on our achieving an improvement in our safety performance, as measured by Total Incident Rate (TIR). TIR is a mathematical calculation that describes the number of recordable job-related injuries and diseases that occurred per 100 full-time employees in any given time frame. It is based on a rate of 200,000 labor hours, which equates to 100 employees, who work 40 hours per week, and who work 50 weeks per year. Our TIR for fiscal year 2010 had to be no higher than 3.5 in order for participants to receive any portion of the component of their ARC bonus that was based upon safety. If company-wide TIR was no higher than 2.8, then participants would receive 50% of the component of their ARC bonus that was based upon safety. If our company-wide TIR was no higher than 2.0, then participants would receive 100% of the component of their ARC bonus that was based upon safety. Based on our company-wide TIR of 3.04 for fiscal year 2010, participants received 32.86% of the component of their ARC bonus that was based on safety.

Company Quality Measure. The target for the quality portion of the ARC bonus was based on the average quality measure payout for our five largest manufacturing sites (Foley, Memphis, Steinfurt, Gaston and Delta). The quality measure for these plants was based on the number of imperfect tons produced as a percent of gross production. An imperfect ton is any material which is rejected or requires deviation/concession for the customer to accept. In order for participants to receive any bonus for this component, the average quality payout for these sites had to be greater than 0%. If the average quality payout was 50%, participants would receive a bonus of 50% of that component of their ARC bonus. If the average quality payout was 100%, participants would receive a bonus of 100% of that component of their ARC bonus. The average payout for our five largest manufacturing sites was 22.35% and participants received 22.35% of the component of their ARC bonus that was based on quality.

Total Shareholder Return Portion of ARC Bonus. This measure compares one-year total shareholder return, as measured by stock price appreciation plus dividend reinvestment, for Buckeye versus a peer group of thirteen companies. The peer group used for total shareholder return comparisons is identical to the previously referenced comparator group used in the market pay analysis, except it excluded one new peer (Cellu Tissue Holdings) which became publicly-traded in 2010. If our total shareholder return was at or below the 25th percentile of that peer group, then participants would receive no portion of their ARC bonus based upon total shareholder return. If our total shareholder return was at the 50th percentile of the peer group, participants would receive a bonus of 50% of that component of their ARC bonus. If our total shareholder return was at or above the 75th percentile of the peer group, participants would receive a bonus of 100% of that component of their ARC bonus. Based upon Buckeye’s total shareholder return being in the 85th percentile of the peer group, participants received 100% of the component of their ARC Bonus that was based on shareholder return.

New Airlaid Initiative Volume.

The target for the new airlaid initiative portion of the ARC bonus was based on several new airlaid products introduction into the market. In order for participants to receive any bonus for this component, the new airlaid initiative volume had to be greater than 0 tons. If the new airlaid initiative volume was 1,000 tons, participants would receive a bonus of 50% of that component of their ARC bonus. If the new airlaid initiative volume was 2,500 tons, participants would receive a bonus of 100% of that component of their ARC bonus. The new airlaid initiative volume was 529 tons and participants received 26.45% of the component of their ARC bonus that was based on new airlaid initiative volume.

UltraFiber 500® Revenue.

The target for the UltraFiber 500® revenue portion of the ARC bonus was based on our progress in increasing the revenue for this product. In order for participants to receive any bonus for this component, UltraFiber 500® revenue had to exceed a threshold of $5.0 million. If UltraFiber 500® revenue reached $6.2 million, participants would receive 50% of this component. If UltraFiber 500® revenue reached $7.5 million, participants would receive 100% of this component. Based on 2010 UltraFiber 500® revenue of $5.8 million, participants received 31.58% of the component of their ARC bonus that was based on UltraFiber 500® revenue.

Non-Financial Criteria (Subjective Portion) of ARC Bonus. The subjective portion of the ARC bonus is based on the employee’s individual performance, determined in accordance with subjective performance factors, including leadership of a key project or responsibility for a strategic initiative. Subjective ARC bonuses for the Chairman and Chief Executive Officer and President and Chief Operating Officer are based on individual performance assessments conducted by the Compensation Committee. For other executive officers, the Committee considers the recommendations of the Chairman and Chief Executive Officer, based on his assessment of each executive’s individual performance. For fiscal 2010, the Chairman and Chief Executive Officer and President and Chief Operating Officer received 75% of the subject ARC bonus opportunity and other executive officers received awards ranging from approximately 62% to 83% of their maximum award opportunity.

The table below sets forth the amounts received under each-specific component of the “ARC Bonus” by our Named Executive Officers based upon the achievement of the performance levels discussed above. These amounts also are reported in the “Non-Equity Incentive Plan Compensation (At Risk Compensation Bonus)” column of the Summary Compensation Table below.

	Amount of “ARC Bonus” Attributable to:								Total
Name	EPS	Cash Flow	Safety	Quality	Share- holder Return	Airlaid Initiatives	UltraFiber 500® Revenue	Subjective	Bonus
Mr. Crowe	161,595	337,500	27,743	18,832	168,750	—	—	$126,563	$840,983
Mr. Dean	28,979	90,750	9,952	6,776	45,375	—	—	$37,813	$219,645
Mr. Matula	87,133	182,000	14,969	10,192	91,000	—	—	$68,250	$453,544
Mr. Horne	—	105,000	11,515	11,725	52,500	$4,620	—	$32,375	$217,735
Mr. Aiken	—	130,000	10,692	7,280	48,750	—	—	$33,313	$230,035
Mr. Handel	—	95,000	7,814	5,320	35,625	—	—	$35,625	$179,384
Mr. Cook	—	47,500	7,814	5,320	35,625	—	$7,505	$0	$103,764

Long-Term Incentive Compensation

The Compensation Committee believes that long-term incentives, particularly equity-based awards, provide the strongest alignment between shareholders and executive officers. Therefore, a significant portion of our executive officers’ total compensation is provided in the form of equity. Long-term incentives may include: restricted cash awards; stock options; restricted stock; restricted stock units; stock appreciation rights; dividend equivalents; stock awards; and other stock-based awards. Some incentives, such as stock options, are specifically designed to provide rewards based on stock price appreciation, while others, such as restricted stock and performance shares, deliver rewards based upon generating long-term shareholder returns through business building efforts.

Our long-term incentives are evaluated independently and in the context of total compensation. Based on recommendations from Mercer, the Compensation Committee originally approved target long-term incentive award opportunities for Named Executive Officers ranging from 60% to 150% of base salary, with awards provided through an equal value mix of stock options and restricted stock. Restricted stock grant levels are calculated using our closing stock price on the date of grant, and stock option grant levels are calculated using the Black-Scholes option pricing model.

In July 2010 at the recommendation of Mercer, the Compensation Committee moved the annual award of long-term incentive compensation from April to the July-August period after the end of our fiscal year. This allows the Committee to evaluate the results of the just-completed fiscal year when approving equity grants, and at the same time when bonus award determinations are made. Consequently, the Compensation Committee did not grant any equity awards during fiscal 2010 under the 2007 Omnibus Incentive Compensation Plan. The Compensation Committee did, however, make equity grants in July 2010, providing Named Executive Officers with an equal value mix of stock options, service-based restricted stock, and performance shares tied to Buckeye’s 3-year total shareholder return relative to industry peers. Performance shares were added as a new component to further strengthen the alignment of senior executive pay and longer-term performance. Target grants made to Named Executive Officers in July 2010 are shown in the following table:

Name	Target Performance Shares (# of Shares)	Stock Options (# of Shares)	Restricted Stock (# of Shares)
Mr. Crowe	40,179	50,549	32,483
Mr. Dean	8,095	10,185	6,545
Mr. Matula	16,250	20,444	13,138
Mr. Horne	8,333	10,484	6,737
Mr. Aiken	7,738	9,735	6,256

Stock options and service-based restricted shares granted in fiscal 2009 and fiscal 2011 vest in three equal annual increments, beginning on the first anniversary of grant. If earned, performance shares will vest at the end of each three-year performance cycle.

During fiscal 2010, the Compensation Committee awarded restricted stock to our Named Executive Officers under the Restricted Stock Plan in the following amounts: Mr. Crowe, 3,568; Mr. Dean, 502; Mr. Matula, 2,260; Mr. Horne, 1,731; Mr. Aiken, 1,423; Mr. Handel, 815; and Mr. Cook, 471 (all of which were forfeited on April 30, 2010 when Mr. Cook left the Company). These grants represent Employee Retirement Income Security Act (“ERISA”) cap awards that provide additional benefits to officers that cannot be credited under Buckeye’s defined contribution retirement plan due to IRS limits on qualified retirement plans. These grants vest upon a participant’s retirement from Buckeye on or after age 62, or sooner, in the event of death, disability, voluntary termination on or after age 55 with the approval of the Chief Executive Officer, or a change in control of Buckeye.

Health and Welfare Benefits

We offer a group insurance program consisting of life, disability and medical and dental insurance benefit plans that cover all full-time management and administrative employees (as well as certain full-time plant employees). Aside from the annual recalibration of benefit costs and the associated premium changes that affect all participants, no significant changes were made to our health and welfare benefits for executive officers during 2010.

Severance and Change in Control Agreements

Although we have no formal, written severance plan that applies to our executive officers, we do have a practice of paying severance to our executive officers. Generally, we pay our executive officers one week’s pay for each year of service, with a minimum of two months’ pay and a maximum of six months’ pay, as a result of termination of their employment by the Company other than for “cause.” During the recent recession, we paid an additional six months’ severance payment to employees whose jobs were terminated or eliminated.

We have entered into change in control agreements with each of our Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents. The specific provisions of the change in control agreements are described below under “Potential Payments Upon Termination or Change of Control,” including the table that appears on page 46 of this proxy statement that shows the potential payouts for each of our Named Executive Officers under various termination scenarios. None of our Named Executive Officers has an employment agreement.

These change in control agreements allow us to attract and retain qualified executives. These agreements are intended to ensure that the Company will have the continued dedication, undivided loyalty, and be able to objectively judge potential takeovers in terms of the potential benefit to stockholders without being distracted by personal concerns over job security and possible reductions to their income and benefits. When establishing our change of control agreements, the Compensation Committee intended to provide executive officers with adequate financial security so that they could focus on achieving successful business continuity. We believe that the provision of severance and benefits and change in control protection for certain of our executive officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.

Retirement Plans

The purpose of our retirement plans is to provide an incentive for employees to save for their retirement income needs and to provide additional compensation to attract and retain employees. Our retirement plans encourage our employees to stay with Buckeye throughout their careers and reward sustained and significant contributions to Buckeye’s success by adding to financial security upon retirement.

Defined Contribution Plan

The Buckeye Retirement Plan (the “Retirement Plan”) is a defined contribution retirement plan covering substantially all of our U.S. employees, including executive officers. Contributions to the Retirement Plan consist of (1) Company contributions of 1% of the employee’s gross compensation plus 1/2% for each year of service, up to a maximum of 11% of the employee’s gross compensation and (2) Company matching contributions equal to $0.50 for each $1.00 of the employee’s 401(k) contributions, up to a maximum annual matching contribution of $2,000 per employee.

Retirement Replacement Plan

Under the Buckeye Retirement Replacement Plan (the “Retirement Replacement Plan”), officers having less than 20 years of Buckeye service receive annual cash awards. The awards are intended to compensate the recipients to provide an additional benefit to officers with years of valuable experience that cannot be credited under Buckeye’s defined contribution plan. Under the Retirement Replacement Plan, certain executive officers are eligible to receive a cash payment for the fiscal year equal to the difference between (A) the contribution that would have been made to his or her account under the Retirement Plan for the fiscal year had he or she been credited with an additional number of years of service as determined by (1) the Compensation Committee, in the case of the Chief Executive Officer and the President, or (2) by the Chief Executive Officer, in the case of any other employee, and (B) the contribution that was actually credited to his or her account under the Retirement Plan for the fiscal year. Payments made under the Retirement Replacement Plan are capped at 4% of the executive’s gross pay as defined under the Retirement Plan.

Do you provide perquisites and other benefits to executive officers?

We provide limited perquisites and other benefits to our executive officers. Any perquisites that are received by Named Executive Officers are reflected in the Summary Compensation Table on page 40 of this proxy statement under the “All Other Compensation” column and related footnote.

Is Mr. Crowe’s compensation determined in the same manner as the other Named Executive Officers?

Generally — yes.

How does the Compensation Committee use “tally sheets”?

As part of the Compensation Committee’s efforts to review and structure executive compensation, the Compensation Committee reviews tally sheets for executive compensation, inclusive of the value of equity awards. The tally sheets assist the Compensation Committee in understanding the levels of executive compensation and benefits that have been, and are being, received by our executive officers, as well as realized and unrealized gains from equity awards and potential payouts upon various termination of employment scenarios. The Compensation Committee will continue to review tally sheets for executive officers on an annual basis.

Does the Compensation Committee delegate its authority to make stock awards?

In making stock awards to employees other than the executive officers, the Compensation Committee consults with and relies upon the recommendations of the Chief Executive Officer.

What policies are there on timing when equity awards are made?

We have never “back-dated” and have a policy against “backdating” of options. In addition, we adhere to the following policies as to the granting of equity awards:

•	The exercise price of each stock option awarded to our senior executives is the closing price of our stock on the date of grant, which generally is the date of the Compensation Committee meeting at which equity awards for senior executives are determined. Board and committee meetings generally are scheduled at least one year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by us. We prohibit the re-pricing of stock options without prior shareholder approval.

•	Other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on the date of the next Compensation Committee meeting.

•	The grant date for equity awards, including stock options, is the date of approval of the grants, or a specified later date.

•	Except as set forth above, we do not have any program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

What factors are considered in decisions to modify compensation materially?

From time to time and at least annually in connection with our fiscal year end, the Compensation Committee will review market data, individual performance and retention needs in making decisions to adjust compensation materially. Other than our current policy of targeting base salary and incentive compensation at between 50% and 75%, respectively, of our peer group, we do not have any set formula for determining the amount of each compensation element as a percentage in our executive officers’ compensation packages. We consider the competitive landscape for talent in our industry and geography and base our compensation decisions on how we want to position ourselves in the marketplace for executive talent.

Do you have a policy about recovery of performance-based awards if an executive is guilty of misconduct?

If the Compensation Committee and the Board of Directors determine that an executive officer has engaged in fraudulent behavior or intentional misconduct, including with regard to the reporting of our performance, the Compensation Committee and the Board of Directors will immediately take corrective action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and could include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Does Buckeye have stock ownership guidelines for its executive officers?

Yes — at the recommendation of the Compensation Committee, the Board adopted stock ownership guidelines for our senior executives to further align their interests with stockholders by promoting long-term equity ownership. Although the guidelines were initially expressed as a multiple of each executive’s base salary (ranging from 1X to 3X base salary), the Board approved a policy of translating the stock ownership guidelines into a specific number of shares based on the price of our stock at a specific point in time. This provides executives with a clear and consistent stock ownership target that is not affected by the volatility of our stock price. The Board currently has pegged the stock ownership requirements to a stock price of $9.03, which was the price of our stock on the date of the grant of equity awards to employees on April 29, 2008. The Compensation Committee periodically reviews and re-evaluates these targets. At present, the stock ownership guidelines for senior executives, expressed as a number of shares, are:

Officer	Required Ownership of Company Stock
Chief Executive Officer	240,864 shares
Chief Operating Officer	100,775 shares
Senior Vice Presidents	From 30,454 shares to 38,760 shares depending on individual salary

For the purpose of these guidelines, stock ownership includes shares over which an individual has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. Management has five years from the later of the date the Board adopted the guidelines and the date on which an individual first became subject to the guidelines to accumulate the required stock ownership.

What is the effect of accounting and tax treatments on compensation?

Although the accounting and tax treatment of executive compensation generally has not been a factor in the Compensation Committee’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs. As further described below, for example, we have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes).

Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the deductibility of certain compensation paid to certain executive officers of public companies. Compensation in excess of $1 million may still be deductible notwithstanding Section 162(m) if such compensation is payable solely on account of the attainment of one or more objective performance goals and meets other requirements imposed by Section 162(m). The Compensation Committee attempts to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee believes that it must (and does) reserve the right to award compensation which it deems to be in our best interest and our stockholders, but which may not be fully tax deductible under Section 162(m).

We provide our Named Executive Officers with change in control agreements. Internal Revenue Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control. A payment as a result of a change in control must exceed 2.99 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. In adopting the change in control agreements with Named Executive Officers, discussed above and described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below, the Compensation Committee provided for a potential cutback in the amount that would be payable to each Named Executive Officer in order to ensure that Buckeye would be able to fully deduct all payments made upon a change in control pursuant to Section 280G of the Code and to protect Named Executive Officers from the excise tax imposed by Section 4999 of the Code on payments that exceed the Code Section 280G limitations.

What are the respective roles of the Compensation Committee, its consultants and our executives in establishing executive compensation?

The Compensation Committee’s Role. The Compensation Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers. In the case of executive officers who also serve as directors, the Compensation Committee makes recommendations to the independent directors of the Board with respect to equity awards. Compensation decisions are designed to promote the achievement of our business objectives and strategy; therefore, the planning and evaluation of performance are continuous processes. Many of the compensation decisions for the executive officers generally are made annually during the July meetings of the Compensation Committee and the Board of Directors.

In developing its views, the Compensation Committee believes that it is advisable to obtain input from management and from consultants retained by the Compensation Committee, which currently is Mercer. While the recommendations of management and the Compensation Committee’s consultants provide valuable guidance, the Compensation Committee ultimately makes all final decisions in carrying out its responsibilities and determining compensation levels and structure. All members of the Compensation Committee are independent non-employee directors.

Management’s Role. The significant aspects of management’s role in the compensation process are:

•	Recommending business performance targets and objectives and providing background information about the underlying strategic objectives;
•	Evaluating employee performance;
•	Recommending cash compensation levels and equity awards;
•	The General Counsel works with the Compensation Committee Chairperson to establish the agenda for Compensation Committee meetings;
•	The CEO and COO generally make recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process;
•	The CEO and COO provide their perspectives on recommendations provided by the consulting firm hired by the Compensation Committee regarding compensation program design issues; and
•	Other executive officers, at the request of the Compensation Committee, work with the outside consultants hired by the Compensation Committee, to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals. When requested by the Compensation Committee, selected executive officers may also review consultant recommendations on plan design and structure and provide a perspective to the Compensation Committee on how these recommendations affect us from an administrative, accounting, tax or similar perspective. The other Named Executive Officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

The Role of Advisors and Consultants. By the terms of its charter, the Compensation Committee can retain and dismiss compensation consultants and approve their compensation, and the consultants report directly to the Compensation Committee. Mercer is authorized to communicate with members of management as necessary. For executive compensation awarded in 2010, Messrs. Crowe and Matula were assisted by certain members of senior management as well as Mercer in reviewing the competitive landscape for executive talent and structuring the types and levels of executive compensation for review by the Compensation Committee. The Compensation Committee and the Board of Directors are responsible for establishing the compensation packages for Messrs. Crowe and Matula. The Compensation Committee and the Board of Directors consulted with Mercer in determining the executive compensation to be awarded to Messrs. Crowe and Matula in 2010.

Risks Associated with Compensation Policies and Practices

SEC regulations require that we assess the Company’s compensation policies and practices and determine whether those policies and practices are reasonably likely to result in a material adverse effect upon the Company. Based upon a review by the Compensation Committee and management of our compensation policies and practices, we have determined that our current compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company. In reaching this conclusion, we considered the multiple performance metrics in the annual incentive plan, combination of short-term and longer-term incentives, use of multi-year vesting periods for equity grants, stock ownership guidelines for executive officers and compensation recovery policy.

How are non-management directors compensated?

The compensation of non-management directors in 2010 is described on pages 10 and 11 of this proxy statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, each of whom is an “independent” director under the rules of the NYSE. The Compensation Committee’s charter can be found on our website at www.bkitech.com under the “Investor Relations” tab. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based on the review and discussions noted above, the Compensation Committee recommended to Buckeye’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Buckeye’s Annual Report on Form 10-K for 2010.

THE COMPENSATION COMMITTEE

Red Cavaney, Chairman
George W. Bryan
Lewis E. Holland
Virginia B. Wetherell

SUMMARY COMPENSATION TABLE

This table discloses compensation for Buckeye’s Named Executive Officers for fiscal years 2008, 2009 and 2010.

Name	Fiscal Year	Salary ($)	Retirement Replace-ment Plan (Bonus) ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation (“All Employee Bonus”) ($)	Non-Equity Incentive Plan Compensation (At-Risk Compensation Bonus) ($)	All Other Compensation ($)[3]	Total ($)

John B. Crowe,	2010	641,250	24,828	32,647	—	58,455	840,983	20,375	1,618,538
Chairman and Chief	2009	658,125	28,555	325,323	190,377	34,358	171,855	18,100	1,426,693
Executive Officer	2008	675,000	28,050	403,442	379,685	39,016	316,440	16,625	1,858,258

Steven G. Dean,	2010	295,250	12,690	4,593	—	26,197	219,645	17,925	576,300
Senior Vice President and	2009	286,375	12,409	52,963	32,716	14,761	49,213	15,800	464,237
Chief Financial Officer	2008	245,000	10,256	51,453	51,452	20,385	90,577	14,375	483,498

Kristopher J. Matula,	2010	439,758	9,563	20,679	—	39,403	453,544	24,050	986,997
President and Chief	2009	447,379	12,030	137,739	76,998	23,160	115,843	21,550	834,699
Operating Officer	2008	455,000	14,233	160,474	143,326	26,344	206,479	20,000	1,025,856

Paul N. Horne,	2010	341,250	—	15,839	—	30,310	217,735	28,950	634,084
Senior Vice President,	2009	345,625	—	75,421	39,486	17,815	60,620	27,300	566,267
Product and Market Development	2008	350,000	—	87,054	73,500	28,626	90,335	26,750	656,265

Charles S. Aiken,	2010	316,875	—	13,020	—	28,145	230,035	28,950	617,025
Senior Vice President,	2009	320,938	—	68,530	36,665	16,543	82,745	27,300	552,721
Energy and Sustainability	2008	320,833	—	78,180	68,248	27,664	111,682	26,750	633,357

William M. Handel	2010	230,375	—	7,457	—	20,568	179,384	319,431	757,215
Senior Vice President,	2009	281,438	—	57,870	32,153	14,507	76,865	27,300	490,133
Lean Enterprise	2008	285,000	—	65,869	59,850	17,188	109,925	26,750	564,582

Jeffrey T. Cook	2010	230,375	—	4,310[4]	—	20,568	103,764	265,784	624,801
Senior Vice President,	2009	281,438	11,993	53,804	32,513	14,507	59,081	16,950	470,286
Marketing	2008	276,667	11,378	62,343	59,850	14,078	74,230	15,800	514,346

(1)	Amounts in the Bonus column represent amounts earned in fiscal years 2010, 2009 and 2008 under the Retirement Replacement Plan.

(2)

The amounts shown in this column reflect the fair value of restricted stock awards and options granted in 2010, 2009, and 2008. The 2008 and 2009 award values were recalculated from amounts shown in prior Proxy Statements to reflect their grant date fair values in accordance with current SEC disclosure requirements. The fair value of restricted stock awards and option grants is based on the market value of the Company’s common stock on the date of grant. For additional information regarding the assumptions used to calculate fair value, see Note (14) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2010.

(3)

Amounts in the “All Other Compensation” column for 2010 are comprised of the following: Defined Contribution Plan (Mr. Crowe, $18,375; Mr. Dean, $15,925; Mr. Matula, $22,050; Mr. Horne, $26,950; Mr. Aiken, $26,950; Mr. Handel, $26,950; and Mr. Cook, $17,150); 401(k) match ($2,000 for each Named Executive Officer); severance pay (Mr. Handel, $285,000 and Mr. Cook, $208,269); and vacation pay (Mr. Handel, $5,481 and Mr. Cook, $38,365).

(4)	These shares were forfeited when Mr. Cook left the Company and therefore were not outstanding at June 30, 2010.

GRANTS OF PLAN-BASED AWARDS

          The following Grants of Plan-Based Awards table provides additional information regarding the non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2010.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards

		Threshold ($)	Target ($)	Maximum ($)	(#)	($)

John B. Crowe,	11/3/09	—	445,500	1,113,750	3,568	$32,647
Chairman and Chief Executive Officer (3)

Steven G. Dean,	11/3/09	—	127,050	317,625	502	$4,593
Senior Vice President and Chief Financial Officer (4)

Kristopher J. Matula,	11/3/09	—	245,700	614,250	2,260	$20,679
President and Chief Operating Officer (5)

Paul N. Horne,	11/3/09	—	147,000	367,500	1,731	$15,839
Senior Vice President, Product and Market Development (6)

Charles S. Aiken,	11/3/09	—	136,500	341,250	1,423	$13,020
Senior Vice President, Energy and Sustainability (7)

William M. Handel	11/3/09	—	88,118	241,894	815	$7,457
Senior Vice President, Lean Enterprise (8)

Jeffrey T. Cook	11/3/09	—	88,118	241,894	471(10)	$4,310(10)
Senior Vice President, Marketing (9)

(1)

The amounts earned by each Named Executive Officer under each of the “All Employee Bonus” and the ARC Bonus are set forth in the “Non-Equity Incentive Plan Compensation” columns, and designated as “All Employee Bonus” or “At-Risk Compensation Bonus,” in the Summary Compensation Table.

(2)

Shares of restricted stock awarded in fiscal year 2010 are ERISA cap awards, which are discussed in the Compensation Discussion and Analysis above. Details of Buckeye’s Restricted Stock Plan appear under “Long-Term Incentive Compensation-Restricted Stock Plan” above.

(3)	Mr. Crowe’s target payout under the “All Employee Bonus” and ARC Bonus were $40,500 and $405,000, respectively, with a maximum possible payout of $101,250 and $1,012,500, respectively.
(4)	Mr. Dean’s target payout under the “All Employee Bonus” and ARC Bonus were $18,150 and $108,900, respectively, with a maximum possible payout of $45,375 and $272,250, respectively.
(5)	Mr. Matula’s target payout under the “All Employee Bonus” and ARC Bonus were $27,300 and $218,400, respectively, with a maximum possible payout of the $68,250 and $546,000, respectively.
(6)	Mr. Horne’s target payout under the “All Employee Bonus” and ARC Bonus were $21,000 and $126,000, respectively, with a maximum possible payout of $52,500 and $315,000, respectively.
(7)	Mr. Aiken’s target payout under the “All Employee Bonus” and ARC Bonus were $19,500 and $117,000, respectively, with a maximum possible payout of $48,750 and $292,500, respectively.
(8)	Mr. Handel’s target payout under the “All Employee Bonus” and ARC Bonus were $5,183 and $82,935, respectively, with a maximum possible payout of $34,556 and $207,338, respectively.
(9)	Mr. Cook’s target payout under the “All Employee Bonus” and ARC Bonus were $5,183 and $82,935, respectively, with a maximum possible payout of $34,556 and $207,338, respectively
(10)	These shares were forfeited when Mr. Cook left the Company and therefore were not outstanding at June 30, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option awards and restricted stock awards for the Named Executive Officers as of June 30, 2010.

	Option Awards				Restricted Stock

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)

John B. Crowe,	20,000		$15.06	1/16/11	17,787	(2)	$176,981
Chief Executive	30,000		$11.25	4/23/12	60,000		$597,000
Officer	16,000		$7.60	4/23/12	63,634		$633,158
	18,800		$7.60	4/20/14
	50,000		$10.77	4/20/14
	48,104	24,052(4)	$9.03	4/29/18
	24,809	49,618(5)	$4.04	4/28/19

Steven G. Dean,	8,000		$11.25	4/23/12	784	(2)	$7,801
Senior Vice	8,000		$10.77	4/20/14	6,000		$59,700
President and	6,400	1,600(3)	$7.62	10/12/15	10,425		$103,729
Chief Financial	6,519	3,259(4)	$9.03	4/29/18
Officer	4,264	8,526(5)	$4.04	4/28/19

Kristopher J. Matula,	9,700		$11.25	4/23/12	13,563	(2)	$134,952
President and Chief	50,000		$10.77	4/20/14	25,000		$248,750
Operating Officer	18,159	9,079(4)	$9.03	4/29/18	25,359		$252,322
	10,034	20,068(5)	$4.04	4/28/19

Paul N. Horne,		4,656(4)	$9.03	4/29/18	13,278	(2)	$132,116
Senior Vice		10,291(5)	$4.04	4/28/19	12,000		$119,400
President,					13,004		$129,390
Product and
Market
Development

Charles S. Aiken,	8,647	4,323(4)	$9.03	4/29/18	10,406	(2)	$103,540
Senior Vice	4,778	9,556(5)	$4.04	4/28/19	12,000		$119,400
President, Energy					12,075		$120,146
and Sustainability

William M. Handel	—	—	—	—	—		—
Senior Vice
President, Lean
Enterprise

Jeffrey T. Cook	—	—	—	—	—		—
Senior Vice
President,
Marketing

(1)	Based on closing price of Buckeye stock on June 30, 2010 of $9.95.

(2)	Represents the number of unvested shares of restricted stock granted as ERISA cap awards through June 30, 2010, as described in the Compensation Discussion and Analysis above.

(3)	The 1,600 unvested options held by Mr. Dean will vest October 12, 2010.

(4)	Options granted in fiscal year 2008 vest at the rate of 1/3 per year, commencing one year from the date of grant.

(5)	Options granted in fiscal year 2009 vest at the rate of 1/3 per year, commencing on eyear from the date of grant.

OPTION EXERCISES AND STOCK VESTED

          The following Named Executive Officers exercised options and acquired stock through the vesting of restricted stock awards in fiscal year 2010.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vest (#)	Value Realized on Vest ($)

John B. Crowe, Chairman and Chief	__	__	38,824	$554,505
Executive Officer

Steven G. Dean, Senior Vice President and	__	__	6,163	$88,111
Chief Financial Officer

Kristopher J. Matula, President and Chief	__	__	15,324	$218,931
Operating Officer

Paul N. Horne, Senior Vice President,	14,458	$101,149	7,859	$112,280
Product and Market
Development

Charles S. Aiken, Senior Vice President,	__	__	7,297	$104,251
Energy and Sustainability

William M. Handel	11,773	$80,408	24,025	$340,300
Senior Vice President,
Lean Enterprise

Jeffrey T. Cook	11,773	$85,694	6,399	$91,421
Senior Vice President,
Marketing

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Buckeye’s change in control agreements are structured on a “double-trigger” basis. This means that in order for an executive officer to receive a change in control payment, there must be a change in control and within two years after the change in control the executive officer’s employment must be terminated without “cause” or the executive officer must resign for “good reason.” If these events occur, then, pursuant to the change in control agreement, the executive is entitled to receive the following benefits:

•	a lump sum severance payment;

•	continued medical coverage; and

•	accelerated vesting of outstanding restricted stock and option awards (our restricted stock plan and option plans also include a provision that accelerates vesting upon a change in control).

Additionally, the plan includes a modified “single-trigger” feature applicable only to the Chief Executive Officer and the Chief Operating Officer. If a change in control occurs, then one year after the change in control occurs, these two officers have a thirty-day window during which they may resign for any reason and receive a change in control severance payment.

Described below are the circumstances that would trigger our obligation to make payments subsequent to a change in control, the payments and benefits that would be paid and how the determination of those payments and benefits is made.

Payments and Benefits

For the Chief Executive Officer and the Chief Operating Officer, the severance payment is equal to three times the sum of executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for three years following the executive’s termination. For Senior Vice Presidents, the severance payment is equal to two times the sum of the executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for two years following the executive’s termination.

Change in Control

Generally the change in control agreements define “Change in Control” as:

•	an acquisition of 25% or more of Buckeye’s voting securities;

•	a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction;

•	a substantial asset sale or liquidation or dissolution of Buckeye; or

•	a change in a majority of the members of the Board.

Termination without “Cause” or Resignation for “Good Reason”

Each change in control agreement defines “cause” as the executive officer’s:

•	willful and material failure to follow lawful instructions;

•	willful gross misconduct or negligence resulting in material injury to Buckeye; or

•	conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of Buckeye’s property.

Each change in control agreement defines “good reason” as, without the executive’s consent:

•	a material reduction in duties, responsibilities, reporting obligations or authority or a material change in title or position;

•	a failure to pay compensation or benefits when due, or a reduction in compensation or benefits (other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans;

•	a relocation of the place of principal employment by more than 50 miles;

•	Buckeye fails to obtain assumption of the change in control agreement by an acquirer;

•	the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed; or

•	in the case of the Chief Executive Officer and the Chief Operating Officer, the executive’s employment is terminated for any reason (whether by resignation or by termination) during the 30-day period beginning on the first anniversary of a change in control (modified “single trigger” provision).

Non-Competition; Non-Solicitation; Confidentiality

Pursuant to the terms of the change in control agreements, each executive officer may not, during the term of his or her employment with Buckeye or thereafter, divulge confidential information of Buckeye except as required by law or to enforce any rights he or she may have against Buckeye.

If a change in control occurs and an executive officer is terminated for cause or resigns without good reason, then for one year the executive may not:

•	solicit Buckeye customers or prospective customers;

•	solicit Buckeye employees;

•	establish a business that competes with Buckeye;

•	work for a business that competes with Buckeye;

•	invest in business that competes with Buckeye; or

•	interfere with Buckeye’s customer or supplier relationships.

The following table reflects potential termination benefits or change in control payments to our Named Executive Officers had a triggering event occurred on June 30, 2010. Certain of these payments, if triggered, would constitute “excess parachute payments” that the Company could not deduct for U.S. federal income tax purposes and would subject the executive to an excise tax on those payments. Accordingly, in such a case, payments to an executive resulting from or following a change in control are reduced or “capped” at an amount that would preserve the Company’s tax deduction and eliminate any excise tax on the executive. The table reflects the capped change of control payment, with the higher amount that would have been payable but for the cap reflected in a footnote.

Name	Termination By Company Without Cause(1) ($)	Termination By Named Executive Officer for Cause ($)	Death or Disability ($)	Retirement(2) ($)	Change In Control(2) ($)	Change in Duties or Compensation after Change- in- Control(3)(4) ($)	Termination after Change- in- Control for cause ($)	Termination after Change- in- Control not for cause(3)(4) ($)
Mr. Crowe	$168,750	—	$1,995,340	$773,981	$1,995,340	$4,762,930	—	$2,464,924
Mr. Dean	$71,923	—	$274,455	$67,501	$274,455	$1,119,312	—	$787,564
Mr. Matula	$140,000	—	$838,986	$383,702	$838,986	$2,899,534	—	$1,930,801
Mr. Horne	$175,000	—	$446,009	$251,506	$446,009	$1,232,218	—	$1,345,984
Mr. Aiken	$162,500	—	$439,732	$222,940	$439,732	$1,184,647	—	$1,244,325
Mr. Handel	$290,481	—	—	—	—	—	—	—
Mr. Cook	$246,634	—	—	—	—	—	—	—

(1)	With respect to Messrs. Handel and Cook, the amounts in this column reflect actual payments made to these Named Executive Officers in 2010. With respect to Messrs. Crowe, Dean, Matula, Horne and Aiken, the amounts in this column represent the amounts that would be paid to each of them pursuant to Buckeye’s current practice of paying severance in an amount equal to one week of base salary for each year of service with a minimum of two months’ pay and a maximum of six months’ pay, if the Named Executive Officer was terminated on June 30, 2010 without cause.

(2)	Amounts in this column reflect acceleration of equity awards. In the case of a change in control, represents the sum of (1) the difference between the strike price of unvested options that would become vested in connection with a change in control and $9.95, and (2) the product of the number of unvested shares underlying outstanding restricted stock awards that would become vested in connection with a change in control multiplied by $9.95. $9.95 was the closing price of Buckeye stock on June 30, 2010.

(3)	Amounts include acceleration of equity awards reflected in the column labeled “Change in Control;” scheduled severance (the executive’s highest annual base salary received during the three years preceding June 30, 2010 times the applicable multiplier under the applicable change in control agreement): Mr. Crowe ($2,025,000); Mr. Dean ($590,500); Mr. Matula ($1,365,000); Mr. Horne ($700,000); and Mr. Aiken ($641,876); bonus severance (the executive’s highest annual bonus received during the three years preceding June 30, 2010 times the applicable multiplier under the applicable change in control agreement): Mr. Crowe ($2,698,314); Mr. Dean ($491,684); Mr. Matula ($1,478,841); Mr. Horne ($496,090); and Mr. Aiken ($516,360); and certain medical, welfare benefit, tax, outplacement benefits: Mr. Crowe ($39,616); Mr. Dean ($37,128); Mr. Matula ($55,693); Mr. Horne ($37,128); and Mr. Aiken ($26,411) but capped as described above. The value of medical benefits is estimated based on the annual premium each executive would be required to pay for continuing medical coverage under the provisions of our medical plan required by COBRA multiplied by the number of years such benefit would be provided under the applicable change in control agreement.

(4)	Uncapped, the total of these payments would have been: Mr. Crowe ($6,758,270); Mr. Dean ($1,393,767); Mr. Matula ($3,738,520); Mr. Horne ($1,679,227); and Mr. Aiken ($1,624,379).

DIRECTOR COMPENSATION

The table below sets forth the compensation of non-management directors in fiscal year 2010, which is discussed in more detail under “PROPOSAL 1-ELECTION OF DIRECTORS — How are our directors compensated?”

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Total ($)
George W. Bryan (3)	$49,500	$30,000	—	$79,500
R. Howard Cannon	$40,000	$30,000	—	$70,000
Red Cavaney (4)	$53,462	$30,000	—	$83,462
David B. Ferraro	$40,000	$30,000	—	$70,000
Katherine Buckman Gibson (5)	$53,038	$30,000	—	$83,038
Lewis E. Holland (6)	$55,500	$30,000	—	$85,500
Virginia B. Wetherell (7)	$47,000	$30,000	—	$77,000

(1)	Directors are paid according to the following fee schedule:

Types of Compensation	Amount
Board Retainer

$40,000 annually (payable in equal quarterly installments) and restricted stock having a value of $30,000 as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period

Board Meeting Fees	None
Committee Meeting Fees	$1,000 per meeting when not held in conjunction with regularly scheduled board meetings
Service Fees:
Presiding Director	$ 5,000 annually (payable in equal quarterly installments)
Audit Committee Chair	$10,000 annually (payable in equal quarterly installments)
Audit Committee Member	$ 5,000 annually (payable in equal quarterly installments)
Other Committee Chair	$ 5,000 annually (payable in equal quarterly installments)
Other Committee Member	$ 2,500 annually (payable in equal quarterly installments)

(2)	Amounts in the Stock Awards column reflect restricted stock awards granted in 2010. The amounts are based on the grant date fair value of the awards.
(3)	Mr. Bryan earned $4,500 as a member of the Compensation Committee and $5,000 as member and chair of the Nominating and Corporate Governance Committee.
(4)	Mr. Cavaney earned $6,000 as a member of the Audit Committee, $7,000 as a member and chair of the Compensation Committee and $462 as Presiding Director.
(5)	Ms. Buckman Gibson earned $6,000 as a member of the Audit Committee, $2,500 as a member of the Nominating and Corporate Governance Committee and $4,538 as Presiding Director.
(6)	Mr. Holland earned $11,000 as a member and chair of the Audit Committee and $4,500 as a member of the Compensation Committee.
(7)	Ms. Wetherell earned $4,500 as a member of the Compensation Committee and $2,500 as a member of the Nominating and Corporate Governance Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal year 2010 consisted of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Ms. Virginia Wetherell and Mr. Lewis E. Holland, all of whom were independent directors. No executive officer serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. No director who also serves as an executive officer participated in deliberations regarding his own compensation.

EQUITY COMPENSATION PLAN INFORMATION (1)

(as of June 30, 2010)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by stockholders (2)	1,450,937(3)	$6.80	1,836,820(4)
Equity Compensation Plans not approved by stockholders (5)	453,724(6)	$3.89	437,518(7)
Total	1,904,661	$6.10	2,274,338

(1)	Grants of equity-based awards to Named Executive Officers and directors under the plans listed in this Equity Compensation Plan Information are described more fully in the Compensation Discussion and Analysis section above and accompanying tables and under the heading “How are our directors compensated?”
(2)	Buckeye stockholders approved the 1995 Incentive and Non-Qualified Stock Option Plan, the 1995 Management Stock Option Plan and the 2007 Omnibus Plan.
(3)	1,132,803 shares were subject to outstanding options issued under the 1995 stock option plans and the 2007 Omnibus Plan and 318,134 restricted stock shares are outstanding under the 2007 Omnibus Plan.
(4)	Shares reserved for issuances under the 2007 Omnibus Plan.
(5)	The Formula Plan and the Restricted Stock Plan were approved by the unaffected members of the Board. A narrative description of the material terms of Buckeye’s Formula Plan appears under “Amended and Restated Formula Plan for Non-Employee Directors” above. A narrative description of the material terms of Buckeye’s Restricted Stock Plan appear under “Long-Term Incentive Compensation-Restricted Stock Plan” in the Compensation Discussion and Analysis section above.
(6)	190,000 shares were subject to outstanding options issued under the Formula Plan and 263,724 shares are outstanding under the Restricted Stock Plan.
(7)	Shares reserved for issuance under the Restricted Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2010?

Except as disclosed under “Proposal 1 — Election of Directors,” and “Governance of the Company,” our executive officers, directors, director nominees and greater than 5% stockholders did not have significant business relationships with us in 2010 which would require disclosure under applicable SEC regulations, and no other transactions which need to be disclosed under SEC regulations are currently planned for 2011.

Has the Board adopted a Related Party Transaction Policy?

On October 30, 2009, we adopted a Related Party Transaction Policy. A summary of the Related Party Transaction Policy is set forth below and the full text of the Policy is available at the Investor Relations tab on our web site at www.bkitech.com.

Transactions Subject to the Policy

A Related Party Transaction is a transaction directly or indirectly involving any Related Party (as defined below) that would be required to be disclosed under Item 404(a) of SEC Regulation S-K. Item 404(a) requires disclosure of any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest.

Definition of Related Party

For purposes of the Policy, a “Related Party” means:

•	Any person who is, or at any time since the beginning of the Company’s most recently completed fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	Any person who is known to be the beneficial owner of more than 5% of any class of the Company’s common stock;

•	Any Immediate Family Member (as defined in the Policy) of any of the foregoing persons; and

•	Any Affiliate (as defined in the Policy) of any of the foregoing persons or Immediate Family Members.

Notification Procedures

A transaction with a Related Party that is identified in advance will be disclosed to the General Counsel for review. If the General Counsel determines that a transaction is a Related Party Transaction subject to the Policy, she will submit such transaction to the Audit Committee for consideration at the next Audit Committee meeting. Any ongoing or completed Related Party Transaction that is disapproved by the Audit Committee shall be subject to corrective action by the Audit Committee or the Board.

During 2010, there were no Related Party Transactions and none are currently planned for 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The U.S. federal securities laws require our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of Buckeye. Based on our review of the copies of such reports furnished to Buckeye and written representations by certain reporting persons, we believe all of our officers, directors and greater than 10% beneficial owners made all filings required in a timely manner, except that the Form 3 filed on behalf of Steven G. Dean on July 6, 2006, as amended on July 21, 2006, inadvertently omitted 204 shares of Buckeye’s common stock owned by Mr. Dean.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If you wish to submit a proposal to be included in our proxy statement for our 2011 Annual Meeting of Stockholders, proposals must be submitted by eligible stockholders who have complied with the relevant regulations of the SEC and must be received no later than May 25, 2011. Stockholder proposals should be mailed to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a stockholder’s proposal is to be brought before and considered at the next annual meeting of stockholders, such stockholder must provide timely written notice thereof to the Secretary of the Company. In order to be timely, the notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of last year’s annual meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting (or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the date on which public announcement of the date of such meeting is first made by the Company). In the event that a stockholder proposal intended to be presented for action at the Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any stockholder upon written request sent to our principal executive offices: Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary (901) 320-8125. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at sec.gov, or via our website at bkitech.com.

OTHER BUSINESS

The Board knows of no matters other than those discussed in this Proxy Statement which will be presented at the 2010 Annual Meeting of Stockholders. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

BY ORDER OF THE BOARD

Sheila Jordan Cunningham

Senior Vice President,
General Counsel and Corporate Secretary

Memphis, Tennessee
September 22, 2010

Buckeye Technologies Inc.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m. EDT, on November 3, 2010.

Vote by Internet
• Log on to the Internet and go to
  http://proxy.georgeson.com/
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-877-456-7915 within the USA,
  US territories & Canada any time on a touch tone
  telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors of the Company recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2.

1. To elect three Class III directors (terms expiring in 2013):      01 - Lewis E. Holland      02 - Kristopher J. Matula      03 - Virginia B. Wetherell

Mark here to vote FOR all nominees	Mark here to WITHHOLD vote from all nominees	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________
	For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011.

To transact such other business as may properly come before the meeting or any adjournments thereof.

 Non-Voting Items
Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Buckeye Technologies Inc.

ANNUAL MEETING OF HOLDERS OF COMMON SHARES
TO BE HELD ON NOVEMBER 4, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of Sheila Jordan Cunningham and Steven G. Dean, or either of them, with full power of substitution and revocation as Proxy to vote all shares of stock standing in my name on the books of Buckeye Technologies Inc. (the “Company”) at the close of business on September 10, 2010, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 1001 Tillman Street, Memphis, Tennessee, on November 4, 2010, at 5:00 p.m., Central Time, and at any and all adjournments, upon the matters set forth in the Notice of the meeting. The Proxy is further authorized to vote in her or his discretion as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

The proxy statement and annual report to stockholders are available at the Investor Relations tab of www.bkitech.com.